MISSION STATEMENT


         Delta will provide premier natural gas services while having a positive impact on customers, employees and shareholders.







TO OUR SHAREHOLDERS . . .

     Thank you for continuing to support the Company in 2007. We at Delta have all done our utmost to deliver the best value possible to all our customers. This past year challenged us all, with warmer than normal winter weather overall but with very warm periods interspersed with colder weather.

     Gas prices moderated some and resulted in lower prices to our customers this year compared to the previous year. Despite this, we continued to experience the impacts of customer conservation and some loss of customers. But, we have continued to expand our system to new customers and we have continued our efforts to utilize our pipeline systems for increased transportation. As a result, our total throughput increased to 18.3 bcf for fiscal 2007.

     Our financial results for fiscal 2007 reflect earnings per share of $1.62, compared with $1.55 the previous year. Our regulated operations improved some in 2007, as did our unregulated marketing business. I appreciate so very much the hard work and dedication of our employees and thank them for all of their efforts for Delta this past year, which collectively allowed the Company to have such good results in 2007.

     We filed a general rate case on April 20, 2007 with the Kentucky Public Service Commission. This filing for increased rates, which seeks a 12.1% return on common equity, requests an increase of approximately $5.6 million in annual regulated revenues. Our proposed rates move toward better aligning customer and Company interests by allocating a portion of the requested increase to our monthly customer charge, thus helping to lessen the dependence of revenues on volumes of gas sold. We also proposed a new conservation/efficiency program cost recovery tariff to help promote conservation and the efficient use of natural gas by our residential customers. Additionally, we proposed an experimental customer rate stabilization mechanism to help provide in the future for stable and equitable rates to customers by adjusting rates annually without customers having to pay for frequent and costly rate cases. The Kentucky Public Service Commission suspended the proposed rates until October 20, 2007 while they review our filing. An evidentiary hearing has been set for October 3, 2007.

     Your Board of Directors met on August 24, 2007 and increased the quarterly dividend to $.31 per common share, to be paid September 15 to shareholders of record August 31. This increase of 1.6% brings our annualized dividend to $1.24 per share.

     It is with much sadness that we acknowledge the death of John F. Hall, our Vice President - Finance, Secretary and Treasurer, on April 30, 2007. John worked at Delta for 28 years. Through his sound judgment, prudent management and business expertise, John contributed to Delta's good results and growth over the years he was here. He helped in so many ways, and is missed very much by all of us at the Company. Personally, I considered John a good friend as well as a valued co-worker. I appreciate so very much all that he did for the Company and us all.

     We are fortunate that John developed a strong staff under him and thus are pleased that John B. Brown, Delta's former Vice President - Controller and Assistant Secretary, was promoted to the position of Chief Financial Officer, Treasurer and Secretary on May 25, 2007 and that Matthew Wesolosky, Delta's former Manager - Internal Control was promoted to the position of Manager - Accounting and Information Technology on July 1, 2007. We congratulate them both and welcome them to their new positions with the Company.


                                           Sincerely,


                                           Glenn R. Jennings
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                                           August 27, 2007





Selected Financial Information

For the Years Ended June 30,                 2007             2006               2005             2004               2003
                                             ----             -----              -----            -----              ----


Summary of Operations ($)

   Operating revenues (a)                98,168,391        117,247,144         84,181,233       79,193,614         68,380,263

   Operating income (a)                  12,968,043         12,757,507         12,490,127       10,532,904         10,939,723

   Net income (a)                         5,298,347          5,024,635          4,998,619        3,838,059          3,850,607

   Basic and diluted earnings
      per common share (a)                     1.62               1.55               1.55             1.20               1.46

   Dividends declared
     per common share                          1.22               1.20               1.18             1.18               1.18

Total Assets ($)                        160,400,950        155,554,125        144,762,217      138,372,129        133,287,316

Capitalization ($)

   Common shareholders'
      equity (b)                         54,428,471         52,609,724         50,799,454       48,830,161         45,892,597

   Long-term debt  (b)                   58,625,000         58,790,000         52,707,000       53,049,000         53,373,000
                                        -----------        -----------        -----------      -----------         ----------

      Total capitalization              113,053,471        111,399,724        103,506,454      101,879,161         99,265,597
                                        ===========        ===========        ===========      ===========         ==========

Short-Term Debt ($) (b)(c)                5,389,918          8,246,434          7,609,122        6,388,180          2,681,099

Capital Expenditures ($)                  8,082,918          7,781,396          5,338,356        8,959,153          8,839,091

--------------------

(a) We recorded 58,000 Mcf of unbilled sales at June 30, 2005, resulting in non-recurring increases of $1,246,000 in operating revenues, $617,000 in operating income, $379,000 in net income and $.12 in basic and diluted earnings per common share for fiscal 2005.

(b) During April 2006, we issued $40,000,000 aggregate principal amount of 5.75% Insured Quarterly Notes due 2021. The net proceeds of the offering were $37,671,000. We used the net proceeds to redeem $23,700,000 and $10,200,000 aggregate principal amount of our 7.15% Debentures due 2018 and 6 5/8% Debentures due 2023, respectively. The remaining net proceeds of $3,830,000 were used to pay down our short-term notes payable.

(c)  Includes current portion of long-term debt.





================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

            |X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended June 30, 2007.

                                       OR

              [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        For the transition period from to
                         Commission file number 0-8788.

                         DELTA NATURAL GAS COMPANY, INC.
             (Exact name of registrant as specified in its charter)

         Kentucky                                           61-0458329
 (State of Incorporation)                                  (IRS Employer
                                                      Identification Number)

          3617 Lexington Road                                   40391
          Winchester, KY  40391                               (Zip Code)
 (Address of principal executive offices)

        Registrant's telephone number, including area code: 859-744-6171
           Securities registered pursuant to Section 12(b) of the Act:

          Title of Each Class Name of Each Exchange on Which Registered
     Common Stock $1 Par Value                            NASDAQ Global Market

           Securities registered pursuant to Section 12(g) of the Act:
                                      None

Indicate by check mark if the registrant is a well-known seasonal issuer, as defined in Rule 405 of the Securities Act. Yes [ ] No |X|

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15 (d) of the Act. Yes |X| No [ ]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or Section 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K |X|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one): Large accelerated filer [ ] Accelerated filer |X| Non-accelerated filer [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [ ] No |X|

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recent completed second fiscal quarter. $81,927,306

As of August 15, 2007, Delta Natural Gas Company, Inc. had outstanding 3,277,729 shares of common stock $1 par value.

                       DOCUMENTS INCORPORATED BY REFERENCE

The Registrant's definitive proxy statement, to be filed with the Commission not later than 120 days after June 30, 2007, is incorporated by reference in Part III of this Report.

================================================================================

                                TABLE OF CONTENTS

                                                                     Page Number
PART I
         Item 1.     Business                                                 2

         Item 1A.    Risk Factors                                             8

         Item 1B.    Unresolved Staff Comments                                9

         Item 2.     Properties                                               10

         Item 3.     Legal Proceedings                                        10

         Item 4.     Submission of Matters to a Vote of
                     Security Holders                                         10

PART II
         Item 5.     Market for Registrant's Common Equity, Related
                     Stockholder Matters and Issuer Purchases of
                     Equity Securities                                        11

         Item 6.     Selected Financial Data                                  13

         Item 7.     Management's Discussion and Analysis of
                     Financial Condition and Results of Operation             14

         Item 7A.    Quantitative and Qualitative Disclosures
                     About Market Risk                                        22

         Item 8.     Financial Statements and Supplementary Data              23

         Item 9.     Changes in and Disagreements with Accountants
                     on Accounting and Financial Disclosure                   23

         Item 9A.    Controls and Procedures                                  23

         Item 9B.    Other Information                                        26

PART III
         Item 10.    Directors, Executive Officers and Corporate Governance
                     of the Registrant                                        26

         Item 11.    Executive Compensation                                   26

         Item 12.    Security Ownership of Certain Beneficial
                     Owners and Management and Related
                     Stockholder Matters                                      26

         Item 13.    Certain Relationships and Related Transactions, and
                     Director Independence                                    26

         Item 14.    Principal Accountant Fees and Services                   26

PART IV
         Item 15.    Exhibits and Financial Statement Schedules               27

Signatures                                                                    29

                                     PART I

Item 1.  Business


General

     We sell and distribute or transport natural gas to approximately 39,000 customers. Our distribution system is located in central and southeastern Kentucky. We transport natural gas to our industrial customers who purchase their gas in the open market and we also transport natural gas on behalf of local producers and customers not on our distribution system. We produce a relatively small amount of natural gas from our southeastern Kentucky wells and own and operate an underground storage field.

     We seek to provide dependable, high-quality service to our customers while steadily enhancing value for our shareholders. Our efforts have been focused on developing a balance of regulated and non-regulated businesses to contribute to our earnings by profitably producing, selling and transporting gas in our service territory.

     We strive to achieve operational excellence through economical, reliable service and our emphasis on responsiveness to customers. We continue to invest in facilities for the transmission, distribution and storage of natural gas. We believe that our responsiveness to customers and the dependability of the service we provide afford us additional opportunities for growth. While we seek those opportunities, our strategy will continue a conservative approach that seeks to minimize our exposure to market risk arising from fluctuations in the prices of gas.

     We operate through two segments, a regulated segment and a non-regulated segment. See Note 14 of the Notes to Consolidated Financial Statements for a discussion of these segments. Through our regulated segment, we sell and distribute natural gas to our retail customers in 23 predominantly rural counties. In addition, our regulated segment transports gas to industrial customers on our system who purchase gas in the open market. Our regulated segment also transports gas on behalf of local producers and other customers not on our distribution system. Our results of operations and financial condition have been strengthened by regulatory developments in recent years, including a $2,756,000 revenue increase from our 2004 rate case, a weather normalization provision, which has reduced fluctuations in our earnings due to variations in weather, and a gas cost recovery clause, which mitigates market risk arising from fluctuations in the price of gas.

     We operate our non-regulated segment through three wholly-owned subsidiaries. Two of these subsidiaries, Delta Resources, Inc. and Delgasco, Inc., purchase natural gas on the national market and from Kentucky producers. We resell this gas to industrial customers on our distribution system and to others not on our system. Our third subsidiary that is part of the non-regulated segment, Enpro, Inc., produces natural gas that is sold on the non-regulated market.

     Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171. Our website is www.deltagas.com.


Distribution and Transmission of Natural Gas

     The  economy  of our  service  area is based  principally  on coal  mining, farming and light industry. The communities we serve typically contain populations of less than 20,000. Our three largest service areas are
Nicholasville, Corbin and Berea, Kentucky. In Nicholasville we serve approximately 8,000 customers, in Corbin we serve approximately 6,000 customers, and in Berea we serve approximately 4,000 customers.

     During the past several years, we have experienced reduced margins in our regulated retail sales business due to customer conservation. During 2007, this continued due to customers switching to alternate energy sources. Some of the communities we serve continue to expand, resulting in growth opportunities for us. Industrial parks have been developed in our service areas, which could result in additional growth in industrial customers as well.

     Factors that affect our revenues include rates we charge our customers, our supply cost for the natural gas we purchase for resale, economic conditions in our service areas, weather and competition.

     Although the rules of the Kentucky Public Service Commission permit us to pass through to our customers changes in the price we must pay for our gas supply, increases in our rates to customers may cause our customers to conserve or to use alternative energy sources.

     Our retail sales are seasonal and temperature-sensitive, since the majority of the gas we sell is used for heating. Variations in the average temperature during the winter impact our revenues year-to-year. Kentucky Public Service Commission regulations, however, permit us to adjust the rates we charge our customers in response to winter weather that is warmer or colder than normal temperatures.

     We compete with alternate sources of energy for our retail customers. These alternate sources include electricity, coal, oil, propane and wood. Our non-regulated subsidiaries, which sell gas to industrial customers and others, compete with natural gas producers and natural gas marketers for those customers.

     Our larger customers can obtain their natural gas supply by purchasing directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supplies would be most likely to consider taking this action. Additionally, some of our industrial customers are able to switch economically to alternative sources of energy. These are competitive concerns that we continue to address.

     Some natural gas producers in our service area can access pipeline delivery systems other than ours, which generates competition for our transportation function. We continue our efforts to purchase or transport natural gas that is produced in reasonable proximity to our transportation facilities.

     As an active participant in many areas of the natural gas industry, we plan to continue efforts to expand our gas distribution system and customer base. We continue to consider acquisitions of other gas systems, some of which are contiguous to our existing service areas, as well as expansion within our existing service areas.

     We anticipate continuing activity in gas production and transportation and plan to pursue and increase these activities wherever practicable. We continue to consider the construction, expansion or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.


Gas Supply

     We purchase our natural gas from a combination of interstate and Kentucky sources. In our fiscal year ended June 30, 2007, we purchased approximately 99% of our natural gas from interstate sources.

Interstate Gas Supply

     We acquire our interstate gas supply from gas marketers. We currently have commodity requirements agreements for our Columbia Gas Transmission Corporation, Columbia Gulf Transmission Corporation and Tennessee Gas Pipeline supplied areas with Atmos Energy Marketing. Under these commodity requirements agreements, the gas marketer is obligated to supply the volumes consumed by our regulated customers in defined sections of our service areas. The gas we purchase under these agreements is priced at index-based market prices or at mutually agreed-to fixed prices. The index-based market prices are determined based on the prices published on the first of the month in Platts' Inside FERC's Gas Market Report in the indices that relate to the pipelines through which the gas will be transported, plus or minus an agreed-to fixed price adjustment per million British Thermal Units of gas sold. Consequently, the price we pay for interstate gas is based on current market prices.

     Our agreement with Atmos Energy Marketing for the Tennessee Gas Pipeline supplied service areas is for a term that expires on April 30, 2008, and shall continue year to year thereafter unless cancelled by either party by written notice at least sixty (60) days prior to the annual anniversary date of the agreement. Our agreement with Atmos, under which we purchase the natural gas transported for us by Columbia Gas and Columbia Gulf, became effective May 1, 2003. The term for the Atmos supply for our Columbia Gas contract expires on April 30, 2008, and shall continue year to year thereafter unless cancelled by either party by written notice at least sixty (60) days prior to the annual anniversary date of the agreement.

     We also purchase additional interstate natural gas from Atmos, as needed, in addition to our commodity requirements agreements with Atmos. This spot gas purchasing arrangement is pursuant to an agreement with Atmos containing an "evergreen" clause which permits either party to terminate the agreement by providing not less than sixty (60) days written notice. Delta's purchases from Atmos under this spot purchase agreement are generally month-to-month. However, Delta does have the option of forward-pricing gas for one or more months for the upcoming winter season. The price of gas under this agreement is based on current market prices, determined in a similar manner as under the commodity requirements contract with Atmos, with an agreed-to fixed price adjustment per million British Thermal Units purchased. In our fiscal year ended June 30, 2007, approximately 43% of Delta's gas supply was purchased under our agreements with Atmos.

     Delta purchases gas from M & B Gas Services, Inc. for injection into our underground natural gas storage field and to supply a portion of our system. We are not obligated to purchase any minimum quantities from M & B nor to purchase gas from M & B for any periods longer than one month at a time. The gas is priced at index-based market prices or at mutually agreed-to fixed prices. Our agreement with M & B may be terminated upon 30 days prior written notice by either party. Any purchase agreements for unregulated sales activities may have longer terms or multiple month purchase commitments. In our fiscal year ended June 30, 2007, approximately 56% of Delta's gas supply was purchased under our agreement with M & B.

     We also purchase interstate natural gas from other gas marketers as needed at either current market prices, determined by industry publications, or at forward market prices.

Transportation of Interstate Gas Supply

     Our interstate natural gas supply is transported to us from market hubs, production fields and storage fields by Tennessee Gas Pipeline Company, Columbia Gas Transmission Corporation, Columbia Gulf Transmission Corporation and Texas Eastern Transmission Corporation.

     Our agreements with Tennessee Gas Pipeline extend through 2008 and thereafter automatically renew for subsequent five-year terms unless terminated by one of the parties. Tennessee is obligated under these agreements to transport up to 19,600 thousand cubic feet ("Mcf") per day for us. During fiscal 2007, Tennessee transported a total of 1,012,000 Mcf for us under these contracts. Annually, approximately 26% of Delta's supply requirements flow through Tennessee to our points of receipt under our transportation agreements with Tennessee. We have gas storage agreements with Tennessee under the terms of which we reserve a defined storage space in Tennessee's production area storage fields and its market area storage fields, and we reserve the right to withdraw up to fixed daily volumes. These gas storage agreements terminate on the same schedule as our transportation agreements with Tennessee.

     Under our agreements with Columbia Gas and Columbia Gulf, Columbia Gas is obligated to transport, including utilization of our defined storage space as required, up to 12,600 Mcf per day for us, and Columbia Gulf is obligated to transport up to a total of 4,300 Mcf per day for us. During fiscal 2007 Columbia Gas and Columbia Gulf transported for us a total of 659,000 Mcf, or approximately 17% of Delta's supply requirements, under all of our agreements with them. All of our transport agreements with Columbia Gas and Columbia Gulf extend through 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties.

     Columbia Gulf also transported additional volumes under agreements it has with M & B to a point of interconnection between Columbia Gulf and us where we purchase the gas to inject into our storage field, as discussed below. The amounts transported and sold to us under the agreement between Columbia Gulf and this gas marketer for fiscal 2007 constituted approximately 56% of Delta's gas supply. We are not a party to any of these separate transportation agreements on Columbia Gulf.

     We have no direct agreement with Texas Eastern. However, Atmos Energy Marketing has an arrangement with Texas Eastern to transport the gas to us that we purchase from that marketer, to supply our customers' requirements in specific geographic areas. Consequently, Texas Eastern transports a small percentage of our interstate gas supply. In our fiscal year ended June 30, 2007, Texas Eastern transported approximately 16,000 Mcf of natural gas to our system, which constituted less than 1% of our gas supply.

Kentucky Gas Supply

     We have an agreement with Chesapeake Appalachia LLC to purchase natural gas through October 31, 2007, and thereafter it will renew on a year-to-year basis unless terminated by one of the parties. We purchased 44,000 Mcf from Chesapeake during fiscal 2007. The price for the gas we purchase from Chesapeake is based on the index price of spot gas delivered to Columbia Gas in the relevant region as reported in Platt's Inside FERC's Gas Market Report, plus a fixed adjustment per million British Thermal units of gas purchased. Chesapeake delivers this gas to our customers directly from its own pipelines.

     We own and operate an underground natural gas storage field that we use to store a significant portion of our winter gas supply needs. The storage gas is delivered during the summer injection season by Columbia Gulf on behalf of M & B to an interconnection point between Columbia Gulf and us where we purchase and receive the gas and flow it to our storage field. M & B arranges transportation of the gas through the Columbia Gulf system to us. This storage capability permits us to purchase and store gas during the non-heating months and then withdraw and sell the gas during the peak usage months.

     We continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost-effective sources of gas for our customers.


Regulatory Matters

     The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and our transportation services. The Kentucky Public Service Commission's regulation of our business includes setting the rates we are permitted to charge our retail customers and our transportation customers.

     We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we are able to adjust the sales prices of our retail gas we sell or transport for our customers.

     On April 20, 2007, we filed a request for increased rates with the Kentucky Public Service Commission. This general rate case, Case No. 2007-00089, requested an annual revenue increase of approximately $5,642,000, an increase of 9.3%. The test year for the case was the twelve months ended December 31, 2006. The increased rates were requested to become effective May 20, 2007.

     This rate case requests a return on common equity of 12.1%. The request allocates a component of the requested increase to the monthly customer charge, thus helping to de-couple our revenues from volumes of gas sold. It also seeks a new Conservation/Efficiency Program Cost Recovery tariff to help promote conservation and the efficient use of natural gas by our residential customers. Additionally, we proposed an Experimental Customer Rate Stabilization Mechanism to help provide in the future for stable and equitable rates to customers by adjusting rates annually without customers having to pay for frequent and costly rate cases.

     The Kentucky Public Service Commission suspended the implementation of the proposed new rates until October 20, 2007, during which time our filing will be reviewed and the reasonableness of the proposed rates will be considered. A public hearing has been set for October 3, 2007 for the purpose of cross-examination of witnesses. Although management is of the opinion that its request is reasonable, it is unable to predict the outcome of the proceeding.

     The Kentucky Public Service Commission has also approved a gas cost recovery clause, which permits us to adjust the rates charged to our customers to reflect changes in our natural gas supply costs. Although we are not required to file a general rate case to adjust rates pursuant to the gas cost recovery clause, we are required to make quarterly filings with the Kentucky Public Service Commission. Under and over-recovered gas costs are collected or refunded through adjustments to customer bills beginning three months after the end of the quarter in which the actual gas costs were incurred. Additionally, we have a weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, which allows us to adjust our rates to residential and small non-residential customers to reflect variations from thirty year average weather for our December through April billing cycles. These adjustments to customer bills are made on a real time basis such that there is no lag in collecting from or refunding to customers the related dollar amounts.

     In addition to regulation by the Kentucky Public Service Commission, we may obtain non-exclusive franchises from the cities in which we operate authorizing us to place our facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the Kentucky Public Service Commission to bid on such franchise. We hold franchises in five of the cities we serve, and we continue to operate under the conditions of expired franchises in four other cities we serve. In the other cities and areas we serve, either our franchises have expired, the areas served do not have governmental organizations authorized to grant franchises or the city governments do not require a franchise. We attempt to acquire or reacquire franchises whenever feasible.

Without a franchise, a city could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city. To date, the absence of a franchise has caused no adverse effect on our operations.


Capital Expenditures

     Capital expenditures during 2007 were $8.1 million and for 2008 are estimated to be $5.7 million. Our expenditures include system extensions as well as the replacement and improvement of existing transmission, distribution, gathering, storage and general facilities.


Financing

     Our capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The current available line of credit is $40 million, of which $4.2 million had been borrowed at June 30, 2007.

     Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon our capital needs and market conditions.


Employees

     On June 30, 2007, we had 157 full-time employees. We consider our relationship with our employees to be satisfactory. Our employees are not represented by unions nor are they subject to any collective bargaining agreements.


Available Information

     We make available free of charge on our Internet website http://www.deltagas.com, our Business Code of Conduct and Ethics, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an internet site http://www.sec.gov that contains reports, proxy and information statements and other information regarding Delta. The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549 1-800-SEC-0330.




Consolidated Statistics

For the Years Ended June 30,                 2007          2006          2005          2004         2003
                                             ----          ----          ----          ----         ----

Average Retail Customers Served
   Residential                               31,941        32,601       33,284        33,570      33,757
   Commercial                                 5,128         5,154        5,241         5,298       5,290
   Industrial                                    59            59           60            61          63
                                             ------        ------       ------        ------      ------


      Total                                  37,128        37,814       38,585        38,929      39,110
                                             ======        ======       ======        ======      ======

Operating Revenues ($000)
   Residential sales                         28,648        35,240       29,172        28,737      26,749
   Commercial sales                          19,339        24,081       18,029        18,719      16,916
   Industrial sales                           1,676         2,356        1,744         1,731       1,607
                                             ------        ------       ------        ------      ------
      Total regulated sales (a)              49,663        61,677       48,945        49,187      45,272

   On-system transportation                   4,258         4,371        4,312         3,854       3,873
   Off-system transportation                  2,979         2,543        2,099         2,104       1,560
   Non-regulated sales                       44,669        51,904       31,971        27,091      20,611
   Other                                        242           250          211           205         195
   Eliminations for intersegment             (3,643)       (3,498)      (3,357)       (3,247)     (3,131)
                                             ------        ------       ------       -------      ------

      Total                                  98,168       117,247       84,181        79,194      68,380
                                             ======       =======       ======        ======      ======

System Throughput (Million Cu. Ft.)
   Residential sales                          1,801         1,764        2,018         2,202       2,416
   Commercial sales                           1,345         1,313        1,381         1,529       1,627
   Industrial sales                             136           146          158           164         181
                                              -----         -----        -----         -----       -----
      Total regulated sales (a)               3,282         3,223        3,557         3,895       4,224

   On-system transportation                   5,161         5,322        5,273         5,166       5,299
   Off-system transportation                  9,774         8,789        7,194         7,190       5,396
   Non-regulated sales                        4,921         4,398        3,924         3,958       3,591
   Eliminations for intersegment             (4,822)       (4,313)      (3,831)       (3,918)     (3,523)
                                              -----        ------       ------        ------       -----

      Total                                  18,316        17,419       16,117        16,291      14,987
                                             ======        ======       ======        ======      ======

Average Annual Consumption Per
  Average Residential Customer
  (Thousand Cu. Ft.)                             56            54           61            66          72

Lexington, Kentucky Degree Days
   Actual                                     4,419         4,309        4,293         4,493       4,914
   Percent of 30 year average                    95            92           92            96         106

(a) 2005 regulated sales includes a $1,246,000 non-recurring increase in revenues due to the recording of 58,000 Mcf of unbilled sales at June 30, 2005.

Item 1A.   Risk Factors

     The risk factors below should be carefully considered.

     WEATHER CONDITIONS MAY CAUSE OUR REVENUES TO VARY FROM YEAR TO YEAR. Our revenues vary from year to year, depending on weather conditions. We estimate that approximately 75% of our annual gas sales are temperature sensitive. As a result, mild winter temperatures can cause a decrease in the amount of gas we sell in any year, which would reduce our revenues and profits. Our weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, only partially mitigates this risk. We adjust our rates to residential and small non-residential customers to reflect variations from thirty-year average weather for our December through April billing cycles.

     CHANGES IN FEDERAL REGULATIONS COULD REDUCE THE AVAILABILITY OR INCREASE THE COST OF OUR INTERSTATE GAS SUPPLY. We purchase almost all of our gas supply from interstate sources. For example, in our fiscal year ended June 30, 2007, approximately 99% of our gas supply was purchased from interstate sources. The Federal Energy Regulatory Commission regulates the transmission of the natural gas we receive from interstate sources, and it could increase our transportation costs or decrease our available pipeline capacity by changing its regulatory policies in a manner that could increase transportation rates or reduce pipeline or storage capacity available to us.

     OUR GAS SUPPLY DEPENDS UPON THE AVAILABILITY OF ADEQUATE PIPELINE TRANSPORTATION CAPACITY. We purchase almost all of our gas supply from interstate sources. Interstate pipeline companies transport the gas to our system. A decrease in interstate pipeline capacity available to us or an increase in competition for interstate pipeline transportation service could reduce our normal interstate supply of gas.

     OUR CUSTOMERS ARE ABLE TO ACQUIRE NATURAL GAS WITHOUT USING OUR DISTRIBUTION SYSTEM. Our larger customers can obtain their natural gas supply by purchasing their natural gas directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supply would be most likely to consider taking this action. This potential to by-pass our distribution system creates a risk of the loss of large customers and thus could result in lower revenues and profits.

     WE FACE REGULATORY UNCERTAINTY AT THE STATE LEVEL. We are regulated by the Kentucky Public Service Commission. Our regulated segment generates a significant portion of our income from operations. We face the risk that the Kentucky Public Service Commission may fail to grant us adequate and timely rate increases or may take other actions that would cause a reduction in our income from operations, such as limiting our ability to pass on to our customers our increased costs of natural gas. Such regulatory actions would decrease our revenues and our profitability.

     VOLATILITY IN THE PRICE OF NATURAL GAS COULD REDUCE OUR PROFITS. Significant increases in the price of natural gas will likely cause our regulated retail customers to continue to conserve or switch to alternate sources of energy. Any decrease in the volume of gas we sell that is caused by such actions will reduce our revenues and profits. Higher prices also make it more difficult to add new customers. Significant decreases in the price of natural gas will likely cause our non-regulated segment margins to decrease.

     WE DO NOT GENERATE SUFFICIENT CASH FLOWS TO MEET ALL OUR CASH NEEDS. Historically, we have made large capital expenditures in order to maintain, expand and upgrade our distribution and transmission system. As a result, we have funded a portion of our cash needs through borrowing and by offering new securities into the market. For example, by a combination of increasing our borrowings under our short-term line of credit and sales of securities through our dividend reinvestment plan and other offerings, we generated cash in the amount of $1,764,000 in fiscal 2006 and $1,987,000 in fiscal 2005. In fiscal 2007 cash provided by operating was sufficient to meet our financing needs and were able to make a net repayment on our short-term line of credit in the amount of $2,856,000. Although cash needs vary from year to year, our dependence on external sources of financing creates the risks that our profits could decrease as a result of high capital costs and that lenders could impose onerous and unfavorable terms on us as a condition to granting us loans. We also have the risk that we may not be able to secure external sources of cash necessary to fund our operations.

     SUBSTANTIAL OPERATIONAL RISKS ARE INVOLVED IN OPERATING A NATURAL GAS DISTRIBUTION, PIPELINE AND STORAGE SYSTEM AND SUCH OPERATIONAL RISKS COULD REDUCE OUR REVENUES AND INCREASE EXPENSES. There are substantial risks associated with the operation of a natural gas distribution, pipeline and storage system, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of pipeline facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, floods, landslides or other similar events beyond our control. These risks could result in injury or loss of life, extensive property damage and environmental pollution, which in turn could lead to substantial financial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks. Liabilities incurred that are not fully covered by insurance could adversely affect our results of operations and financial condition. Additionally, interruptions to the operation of our gas distribution, transmission or storage system caused by such an event could reduce our revenues and increase our expenses.

     HURRICANES OR OTHER EXTREME WEATHER COULD INTERRUPT OUR GAS SUPPLY AND INCREASE NATURAL GAS PRICES. Hurricanes or other extreme weather could damage production or transportation facilities, which could result in decreased supplies of natural gas and increased supply costs for us and higher prices for our customers.

     CROSS-DEFAULT   PROVISIONS  IN  OUR  BORROWING  ARRANGEMENTS  INCREASE  THE
CONSEQUENCES OF A DEFAULT ON OUR PART. Each indenture under which our outstanding debt has been issued, and the loan agreement for our bank line of credit, contains a cross-default provision which provides that we will be in default under such indenture or loan agreement in the event of certain defaults under any of the other indentures or loan agreement. Accordingly, should an event of default occur under one of our debt agreements, we face the prospect of being in default under all of our debt agreements and obliged in such instance to satisfy all of our then-outstanding indebtedness. In such an event, we might not be able to obtain alternative financing or, if we are able to obtain such financing, we might not be able to obtain it on terms acceptable to us.

OUR BORROWING ARRANGEMENTS INCLUDE VARIOUS NEGATIVE COVENANTS THAT RESTRICT OUR ACTIVITIES.

Our bank line of credit restricts us from:

     o    merging with another entity,

     o selling a material portion of our assets other than in the ordinary course of business,

     o issuing stock which in the aggregate exceeds thirty-five percent (35%) of our outstanding shares of common stock, and

     o having any person hold more than twenty percent (20%) of our outstanding shares of common stock,

without bank approval or repaying the bank line of credit.

Our 7.00% Debentures and 5.75% Insured Quarterly Notes restrict us from:

     o preventing us from assuming additional mortgage indebtedness in excess of $5,000,000,

     o    paying   dividends  on  our  common  stock  unless  our   consolidated
          shareholders' equity minus the value of our intangible assets exceed $25,800,000.

These negative covenants create the risk that we may be unable to take advantage of business and financing opportunities as they arise.


Item 1B.   Unresolved Staff Comments

         None.

Item 2.      Properties

     We own our corporate headquarters in Winchester, Kentucky. We own ten buildings used for field operations in the cities we serve. Also, we own a building in Laurel County, Kentucky used for training and equipment and materials storage.

     We own approximately 2,500 miles of natural gas gathering, transmission, distribution, storage and service lines. These lines range in size up to twelve inches in diameter.

     We hold leases for the storage of natural gas under 8,000 acres located in Bell County, Kentucky. We developed this property for the underground storage of natural gas.

     We use all the properties described in the three paragraphs immediately above principally in connection with our regulated natural gas distribution, transmission and storage segment. See Note 14 of the Notes to Consolidated Financial Statements for a description of Delta's two business segments.

     Through our wholly-owned subsidiary, Enpro, we produce natural gas as part of the non-regulated segment of our business.

     Enpro owns interests in oil and natural gas leases on 10,300 acres located in Bell, Knox and Whitley Counties. Thirty-five gas wells are producing from these properties. The remaining proved, developed natural gas reserves on these properties are estimated at 3.1 million Mcf. Also, Enpro owns the natural gas underlying 15,400 additional acres in Bell, Clay and Knox Counties. These properties have been leased to others and are currently being developed. We have performed no reserve studies on these properties. Enpro produced a total of 183,000 Mcf of natural gas during fiscal 2007 from all the properties described in this paragraph.

     A producer is conducting exploration activities on part of Enpro's developed holdings. Enpro reserved the option to participate in wells drilled by this producer and also retained certain working and royalty interests in any production from future wells.

     Our assets have no significant encumbrances.


Item 3.  Legal Proceedings

     We are not a party to any legal proceedings that are expected to have a materially adverse impact on our liquidity, financial condition or results of operations.


Item 4.  Submission of Matters to a Vote of Security Holders

     No matter was submitted during the fourth quarter of 2007.

                                     PART II

Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

     We have paid cash dividends on our common stock each year since 1964. The frequency and amount of future dividends will depend upon our earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for our Insured Quarterly Notes and Debentures.

     Our common stock is traded on the NASDAQ Global Market and trades under the symbol "DGAS". There were 1,908 record holders of our common stock as of August 15, 2007. The accompanying table sets forth, for the periods indicated, the high and low sales prices for the common stock on the NASDAQ Global Market and the cash dividends declared per share.

                                 Range of Stock Prices ($)           Dividends
                                                                   Per Share ($)
                                  High            Low

Quarter

Fiscal 2007
First                             25.50          24.11              .305
Second                            25.60          24.50              .305
Third                             25.48          24.30              .305
Fourth                            26.08          23.89              .305

Fiscal 2006
First                             30.00          25.56              .30
Second                            28.42          23.60              .30
Third                             26.75          24.80              .30
Fourth                            26.82          24.22              .30


     The closing sale prices shown above reflect prices between dealers and do not include markups or markdowns or commissions and may not necessarily represent actual transactions.

     In July, 2004, we distributed 4,826 shares of our common stock to our employees under our Employee Stock Purchase Plan (see Note 5(c) of the Notes to Consolidated Financial Statements). We received cash consideration for one half of those shares of $59,000, while one-half of the shares were provided to our employees without cash consideration as a part of our compensation and benefits for our employees. We discontinued our Employee Stock Purchase Plan after the July, 2004 distribution.

     We offered and sold our securities through our Employee Stock Purchase Plan pursuant to the exemption from registration provided by Rule 147 under the Securities Act of 1933. This exemption was available since we are incorporated and doing business in Kentucky, and all our eligible employees are residents of Kentucky. Our Employee Stock Purchase Plan was authorized by our Board of Directors but was not required to be submitted to our shareholders for approval.

     No underwriters were engaged in connection with any of the foregoing transactions, and thus no underwriter discounts or commissions were paid in connection with any of the foregoing.



Comparison of Five-Year Cumulative Total Shareholder Return

     The following graph sets forth a comparison of five year cumulative total shareholder return (equal to dividends plus stock price appreciation) among our common shares, the Standard & Poor's 500 Stock Index, the Dow Jones Utilities Index and the Stifel, Nicolaus & Company, Incorporated Natural Gas Distribution Industry Index ("Industry Index") during the past five fiscal years. Information reflected on the graph assumes an investment of $100 on June 30, 2002 in each of our common shares, the Standard & Poor's Stock Index, the Dow Jones Utilities Index and the Industry Index. The Industry Index consists of six natural gas distribution companies chosen by Stifel, Nicolaus & Company, Incorporated. We are one of the companies included in the Industry Index. Cumulative total return assumes quarterly reinvestment of dividends. The total shareholder returns shown are not necessarily indicative of future returns.

     We presented the Industry Index in 2007 as we also presented this index in 2006. We also presented the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Index for 2007, and we plan to present only these two indexes in subsequent years as they are published or line-of-business indexes.





                                 2002    2003    2004    2005    2006    2007
                                 ----    ----    ----    ----    ----    ----

Delta                           100.0    114.3   126.5   138.2   137.1  152.3

Standard & Poor's 500
    Stock Index                 100.0    100.3   119.4   127.0   137.9  166.3

Dow Jones Utilities Index       100.0     96.1   110.5   159.2   176.5  219.1

Industry Index                  100.0    114.0   128.2   149.4   164.1  192.7







Item 6.    Selected Financial Data

For the Years Ended June 30,                    2007             2006             2005              2004             2003
                                                ----             ----             ----              ----             ----

Summary of Operations ($)

   Operating revenues (a)                   98,168,391       117,247,144       84,181,233        79,193,614      68,380,263

   Operating income (a)                     12,968,043        12,757,507       12,490,127        10,532,904      10,939,723

   Net income (a)                            5,298,347         5,024,635        4,998,619         3,838,059       3,850,607

   Basic and diluted earnings
      per common share (a)                        1.62              1.55             1.55              1.20            1.46

   Dividends declared
     per common share                             1.22              1.20             1.18              1.18            1.18

Weighted Average Number of
Common Shares Outstanding
(Basic and Diluted)                          3,265,800         3,242,223        3,216,668         3,185,158       2,641,829

Total Assets ($)                           160,400,950       155,554,125      144,762,217       138,372,129     133,287,316

Capitalization ($)

   Common shareholders'
      equity (b)                            54,428,471        52,609,724       50,799,454        48,830,161      45,892,597

   Long-term debt  (b)                      58,625,000        58,790,000       52,707,000        53,049,000      53,373,000
                                           -----------       -----------      -----------       -----------      ----------

      Total capitalization                 113,053,471       111,399,724      103,506,454       101,879,161      99,265,597
                                           ===========       ===========      ===========       ===========      ==========

Short-Term Debt ($)(b)(c)                    5,389,918         8,246,434        7,609,122         6,388,180       2,681,099

Other Items ($)

   Capital expenditures                      8,082,918         7,781,396        5,338,356         8,959,153       8,839,091

   Total plant, before accumulated
        depreciation                       187,148,032       182,155,110      174,711,253       170,337,427     163,745,044

(a) We recorded 58,000 Mcf of unbilled sales at June 30, 2005, resulting in non-recurring increases of $1,246,000 in operating revenues, $617,000 in operating income, $379,000 in net income and $.12 in basic and diluted earnings per common share for fiscal 2005.

(b) During April, 2006, we issued $40,000,000 aggregate principal amount of 5.75% Insured Quarterly Notes due 2021. The net proceeds of the offering were $37,671,000. We used the net proceeds to redeem $23,700,000 and $10,200,000 aggregate principal amount of our 7.15% Debentures due 2018 and 6 5/8% Debentures due 2023, respectively. The remaining net proceeds of $3,830,000 were used to pay down our bank line of credit.

(c)  Includes current portion of long-term debt.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview of 2007 and Future Outlook

Overview

     The following is a discussion of the segments in which we compete, our corporate strategy for the conduct of our business within these segments and significant events that have occurred during 2007. Our Company has two segments:
(i) a regulated natural gas distribution,  transmission and storage segment, and
(ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production.

     Earnings from the regulated segment are primarily influenced by sales and transportation volumes, the rates we charge our customers and the expenses we incur. In order for us to achieve our strategy of maintaining reasonable long-term earnings, cash flow and stock value, we must successfully manage each of these factors. Sales volumes are temperature-sensitive. Our regulated sales volumes in any period reflect the impact of weather, with colder temperatures generally resulting in increased sales volumes. The impact of unusual winter temperatures on our revenues is reduced given our ability to adjust our winter rates for residential and small non-residential customers in response to unusual winter temperatures. The Kentucky Public Service Commission sets the rates we are permitted to charge our customers in the regulated segment. We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we seek approval from the Kentucky Public Service Commission to adjust the rates we charge our customers. The regulated segment's largest expense is gas supply, which we are permitted to pass through to our customers. We control remaining expenses through budgeting, approval and review.

     Our non-regulated segment markets natural gas to large-use customers both on and off Delta's regulated system. We endeavor to enter sales agreements when we can match estimated demand with a supply that provides an acceptable margin.

     Earnings per share increased between 2007 and 2006 ($.07 per share) due to increased sales volumes in our non-regulated segment and increased retail sales and transportation volumes in our regulated segment, despite a decline in the number of regulated customers.

Future Outlook

     In 2008 and beyond, our success will depend, in part, on our ability to maintain a reasonable rate of return in our regulated segment in light of higher gas prices and the resultant conservation by our customers and additional loss of customers switching to alternate energy sources. We filed for a general rate increase with the Kentucky Public Service Commission on April 20, 2007 to recover in rates our increased operating costs and a reasonable return on invested capital. This filing included the current usage patterns of our customers, and thus addressed the impacts of margin reductions experienced due to customer conservation as well as the loss of customers. We expect our non-regulated segment to continue to contribute to consolidated net income in 2008 as in recent years based on contracts currently in place. Future profitability of the non-regulated segment, though, is dependent on the business plans of a few large customers and the market prices of natural gas, which are both out of our control. If natural gas prices continue to decrease considerably, we expect to experience a corresponding decrease in our non-regulated segment margins.


Liquidity and Capital Resources

Sources and Uses of Cash

     Operating activities provide our primary source of cash. Cash provided by operating activities consists of net income adjusted for non-cash items, including depreciation, deferred income taxes and changes in working capital.

     Our ability to maintain liquidity depends on our bank line of credit, shown as notes payable on the accompanying Consolidated Balance Sheets. Notes payable decreased to $4,190,000 at June 30, 2007, compared with $7,046,000 at June 30, 2006. The $2,856,000 decrease is attributable to increased internal cash flow. We generate internally only a portion of the cash necessary for our capital expenditure requirements. We made capital expenditures of $8,083,000, $7,781,000 and $5,338,000 during the fiscal years ended 2007, 2006 and 2005, respectively. We finance the balance of our capital expenditures on an interim basis through our bank line of credit. We periodically repay our short-term borrowings under our bank line of credit by using the net proceeds from the sale of long-term debt and equity securities, as was done in 2006 by a $3,830,000 repayment in connection with the issuance of the 5.75% Insured Quarterly Notes.

     Long-term debt decreased to $58,625,000 at June 30, 2007, compared with $58,790,000 at June 30, 2006. This $165,000 decrease resulted from provisions in the Debentures and Insured Quarterly Notes allowing limited redemptions to be made to certain holders or their beneficiaries.

     Cash and cash equivalents increased to $188,000 at June 30, 2007 compared with $150,000 at June 30, 2006. This $38,000 increase in cash and cash equivalents for the year ended June 30, 2007 is compared with the $22,000 increase and $41,000 decrease in cash and cash equivalents for the years ended June 30, 2006 and June 30, 2005, respectively, as shown in the following table:

($000)

                                                   2007      2006         2005
                                                   ----      ----         ----

Provided by operating activities                  14,486      6,423       7,372

Used in investing activities                      (7,936)    (7,577)     (5,263)

Provided by (used in) financing activities        (6,512)     1,177      (2,150)
                                                 -------     ------     -------

Increase (decrease) in cash and cash equivalents      38         23         (41)
                                                 =======     =======    =======

     For the year ended June 30, 2007, cash provided by operating activities increased $8,063,000 as compared to 2006. The increase is attributable to a $24,909,000 decrease in cash paid for gas, partially offset by a decrease in cash received from customers in the amount of $16,052,000, both of which are a result of decreased sales volumes and cost of gas over the same time period (see related discussion in Results of Operations).

     For the year ended June 30, 2006, cash provided by operating activities decreased $949,000 as compared to 2005 due to increased income tax payments of $1,738,000 attributable to higher taxes payable as a result of the expiration of the bonus depreciation allowed under the Job Creation and Worker Assistance Act of 2002, which expired in 2005. The increase was partially offset by $793,000 of decreased gas costs relating to our deferred gas cost and gas payable accounts.

     Changes in cash used in investing activities result primarily from changes in the level of capital expenditures between years.

     For the year ended June 30, 2007, cash used in financing activities increased $7,689,000. The increase is attributable to increased net repayments on the bank line of credit in the amount of $3,944,000. An additional $3,480,000 was provided by financing activities in 2006 from the refinancing of the 7.15% and 6 5/8% Debentures. In 2007, there were no borrowings of long-term debt.

     For the year ended June 30, 2006, cash provided by financing activities increased by $3,327,000, as compared to 2005, primarily due to the issuance of the $40,000,000 5.75% Insured Quarterly Notes, offset partially by $2,300,000 in issuance costs and $33,900,000 in redemption of the 7.15% and 6 5/8% Debentures and limited redemptions made by certain holders or their beneficiaries of the outstanding Debentures.

Cash Requirements

     Our capital expenditures result in a continued need for capital. These capital expenditures are being made for system extensions and for the replacement and improvement of existing transmission, distribution, gathering, storage and general facilities. We expect our capital expenditures for fiscal 2008 to be $5.7 million. The following is provided to summarize our contractual cash obligations for indicated periods after June 30, 2007:

                                                          Payments Due by Period


   ($000)                            2008   2009-2010    2011-2012    After 2012      Total
                                     ----   ---------    ---------    ----------      -----

   Interest payments (a)         $   4,295   $  7,588     $  7,400     $  36,100   $  55,383

   Long-term debt (b)                1,200      2,400        2,400        53,825      59,825
   Pension contributions (c)         1,500      2,000        2,000         6,970      12,470
                                 ---------   --------     --------     ---------   ---------
   Total contractual             $   6,995   $ 11,988     $ 11,800     $  96,895   $ 127,678
                                 =========   ========     ========     =========   =========
       obligations



(a) Our long-term debt, notes payable and customers' deposits all require interest payments. Interest payments are projected based on fiscal 2007 interest payments until the underlying debt matures. Interest on notes payable represents interest payments expected on the bank line of credit which extends through October 31, 2007.

(b) See Note 9 of the Notes to Consolidated Financial Statements for a description of this debt. The cash obligations represent the maximum annual amount of redemptions to be made to certain holders or their beneficiaries through the debt maturity date. Our long-term debt does not have any sinking fund requirements.

(c) Represents currently projected contributions to the defined benefit plan through 2017, as calculated by our actuary.

     All of our contracts to purchase gas are requirements based contracts and we do not have a minimum purchase obligation under these contracts. Additionally, all of our operating leases are year to year and cancelable at our option.

     See Note 12 of the Notes to Consolidated Financial Statements for other commitments and contingencies.

Sufficiency of Future Cash Flows

     To the extent that internally generated cash is not sufficient to satisfy operating and capital expenditure requirements and to pay dividends, we will rely on our bank line of credit. Our current available bank line of credit is $40,000,000, of which $4,190,000 was borrowed at June 30, 2007 and classified as notes payable on the accompanying Consolidated Balance Sheets. The current bank line of credit is with Branch Banking and Trust Company and extends through October 31, 2007. We are in the process of extending this bank line of credit through October 31, 2009.

     We expect that internally generated cash, coupled with short-term and long-term borrowings, will be sufficient to satisfy our operating and normal capital expenditure requirements and to pay dividends for the next twelve months and the foreseeable future.

     Our ability to sustain acceptable earnings levels, finance capital expenditures and pay dividends is contingent on the adequate and timely adjustment of the regulated sales and transportation prices we charge our customers. The Kentucky Public Service Commission sets these prices, and we continuously monitor our need to file rate requests with the Kentucky Public Service Commission for a general rate increase for our regulated services. On April 20, 2007, we filed a request for increased rates with the Kentucky Public Service Commission. This general rate case, Case No. 2007-00089, requested an annual revenue increase of approximately $5,642,000, an increase of 9.3%. The test year for the case was the twelve months ended December 31, 2006. The increased rates were requested to become effective May 20, 2007.

     This rate case requests a return on common equity of 12.1%. The request allocates a component of the requested increase to the monthly customer charge, thus helping to de-couple our revenues from volumes of gas sold. It also seeks a new Conservation/Efficiency Program Cost Recovery tariff to help promote conservation and the efficient use of natural gas by our residential customers. Additionally, we proposed an Experimental Customer Rate Stabilization Mechanism to help provide in the future for stable and equitable rates to customers by adjusting rates annually without customers having to pay for frequent and costly rate cases.

     The Kentucky Public Service Commission suspended the implementation of the proposed new rates until October 20, 2007, during which time our filing will be reviewed and the reasonableness of the proposed rates will be considered. A public hearing has been set for October 3, 2007 for the purpose of cross-examination of witnesses. Although management is of the opinion that its request is reasonable, it is unable to predict the outcome of the proceeding.


Critical Accounting Policies and Estimates

     Preparation of financial statements and related disclosures in compliance with generally accepted accounting principles (GAAP) requires the use of assumptions and estimates regarding future events, including the likelihood of success of particular investments or initiatives, estimates of future prices or rates, legal and regulatory challenges, and anticipated recovery of costs. Therefore, the possibility exists for materially different reported amounts under different conditions or assumptions. We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were reasonably uncertain at the time the accounting estimate was made, and (2) changes in the estimate are reasonably likely to occur from period to period.

     These critical accounting estimates should be read in conjunction with the "Notes to Financial Statements" in "Item 8. Financial Statements and Supplementary Data". We have other accounting policies that we consider to be significant; however, these policies do not meet the definition of critical accounting estimates, because they generally do not require us to make estimates or judgments that are particularly difficult or subjective.

Regulatory Accounting

     Our accounting policies historically reflect the effects of the rate-making process in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. Our regulated segment continues to be cost-of-service rate regulated, and we believe the application of Statement No. 71 to that segment continues to be appropriate. We must reaffirm this conclusion at each balance sheet date. If, as a result of a change in circumstances, it is determined that the regulated segment no longer meets the criteria of regulatory accounting under Statement No. 71, that segment will have to discontinue regulatory accounting and write-off the respective regulatory assets and liabilities. Such a write-off could have a material impact on our consolidated financial statements.

     The application of Statement No. 71 results in recording regulatory assets and liabilities. Regulatory assets represent the deferral of incurred costs that are probable of future recovery in customer rates. In some cases, we record regulatory assets before approval for recovery has been received from the Kentucky Public Service Commission. We must use judgment to conclude that costs deferred as regulatory assets are probable of future recovery. We base this conclusion on certain factors, including changes in the regulatory environment, recent rate orders issued by regulatory agencies and the status of any potential new legislation. Regulatory liabilities represent revenues received from customers to fund expected costs that have not yet been incurred or for probable future refunds to customers.

     We use our best judgment when recording regulatory assets and liabilities; however, regulatory commissions can reach different conclusions about the recovery of costs, and those conclusions could have a material impact on our consolidated financial statements. We believe it is probable that we will recover the regulatory assets that have been recorded.

Pension

     Our reported costs of providing pension benefits (as described in Note 5(a) of the Notes to Consolidated Financial Statements) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience.

     Pension costs associated with our defined benefit pension plan, for example, are impacted by employee demographics (including age, compensation levels and employment periods), the level of contributions we make to the plan and earnings on plan assets. Changes made to the provisions of the plan may impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

     Changes in pension obligations associated with the above factors may not be immediately recognized as pension costs on the income statement, but may be deferred and amortized in the future over the average remaining service period of active plan participants. For the years ended June 30, 2007, 2006 and 2005, we recorded pension costs for our defined benefit pension plan of $567,000, $717,000 and $556,000, respectively.

     Our pension plan assets are principally comprised of equity and fixed income investments. Differences between actual portfolio returns and expected returns may result in increased or decreased pension costs in future periods. Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase or decrease recorded pension costs.

     In selecting our discount rate assumption we considered rates of return on high-quality fixed-income investments that are expected to be available through the maturity dates of the pension benefits. Our expected long-term rate of return on pension plan assets was 8 percent for 2007 and was based on our targeted asset allocation assumption of approximately 65 percent equity investments and approximately 35 percent fixed income investments. Our approximately 65 percent equity investment target includes allocations to domestic, international, and emerging markets. Our asset allocation is designed to achieve a moderate level of overall portfolio risk in keeping with our desired risk objective. We regularly review our asset allocation and
periodically   rebalance  our   investments   to  our  targeted   allocation  as
appropriate.

     We calculate the expected return on assets in our determination of pension costs based on the market value of assets at the measurement date. Using the market value recognizes investment gains or losses in the year in which they occur.

     Based on an assumed long-term rate of return of 7 percent, discount rate of
5.8 percent, and various other assumptions, we estimate that our pension costs associated with our defined benefits pension plan will increase from $567,000 in 2007 to $670,000 in 2008. Modifying the expected long-term rate of return on our pension plan assets by .25 percent would change pension costs for 2008 by approximately $35,000. Increasing the discount rate assumption by .25 percent would decrease pension costs by approximately $24,000. Decreasing the discount rate assumption by .25 percent would increase pension costs by approximately $23,000.

Accumulated Provisions for Doubtful Accounts

     We encounter risks associated with the collection of our accounts receivable. As such, we record a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, we primarily utilize our historical experience related to accounts written-off. Quarterly, at a minimum, we review the reserve for reasonableness based on the level of revenue and the aging of the receivable balance. The underlying assumptions used for the allowance can change from period to period and the allowance could potentially cause a material impact to the Consolidated Income Statements and working capital. The actual weather, commodity prices and other internal and external economic conditions, such as the mix of the customer base between residential, commercial and industrial, may vary significantly from our assumptions and may impact operating income.

Unbilled Revenues and Gas Costs

     At each month-end, we estimate the gas service that has been rendered from the latest date of each cycle meter reading to the month-end. This estimate of unbilled usage is based on projected base load usage for each day unbilled plus projected weather-sensitive usage for each degree day during the unbilled period. Unbilled revenues and gas costs are calculated from the estimate of unbilled usage multiplied by the rates in effect at month-end. Actual usage patterns may vary from these assumptions and may impact operating income.

Asset Retirement Obligations

     We adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, during fiscal year 2003 and the primary impact was to change the method of accruing for gas well plugging and abandonment costs. We adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations as of June 30, 2006 and recorded asset retirement obligations required pursuant to Federal regulations related to the retirement of our service lines and mains, although the timing of such retirements is uncertain. These pronouncements require that the fair value of our retirement obligations be recorded at the time the obligations are incurred. These pronouncements do not require the recognition of asset retirement obligations with indeterminate useful lives. Upon initial recognition of an asset retirement obligation, we increase the carrying amount of the long-lived asset by the same amount as the liability. Over time the liabilities are accreted for the change in their present value, through charges to depreciation, and the initial capitalized costs are depreciated over the useful lives of the related assets. For asset retirement obligations attributable to assets of our regulated operations, the depreciation and accretion are deferred as a regulatory asset. We must use judgment to identify all appropriate asset retirement obligations. The underlying assumptions used for the value of the retirement obligation and related capitalized costs can change from period to period. These assumptions include the estimated future retirement costs, the estimated retirement date and the assumed credit-adjusted risk-free interest rate. Our asset retirement obligations are discussed in Notes 2 and 3 of the Notes to Consolidated Financial Statements.

New Accounting Pronouncements

     Significant management judgment is generally required during the process of adopting new accounting pronouncements. See Note 2 of the Notes to Consolidated Financial Statements for a discussion of these pronouncements.


Forward-Looking Statements

     Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report contain forward-looking statements that relate to future events or our future performance. We have attempted to identify these statements by using words such as "estimates", "attempts", "expects", "monitors", "plans", "anticipates", "intends", "continues", "strives" ,"seeks", "will rely", "believes" and similar expressions.

     These   forward-looking   statements  include,  but  are  not  limited  to,
statements about:

     o    our operational plans,

     o    the cost and availability of our natural gas supplies,

     o    our capital expenditures,

     o    sources and availability of funding for our operations and expansion,

     o    our  anticipated  growth  and  growth  opportunities   through  system
          expansion and acquisition,

     o    competitive conditions that we face,

     o    our production, storage, gathering and transportation activities,

     o    acquisition of service franchises from local governments,

     o    pension fund costs and management,

     o    our contractual obligations and cash requirements,

     o management of our gas supply and risks due to potential fluctuation in the price of natural gas,

     o    our revenues, income, margins and profitability,

     o    our efforts to purchase and transport local produced natural gas,

     o    recovery of regulatory assets,

     o    regulatory and legislative matters, and

     o    dividends.

     Our forward-looking statements are not guarantees of future performance and are based upon currently available competitive, financial and economic data along with our operating plans.

     Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

     o the ongoing restructuring of the natural gas industry and the outcome of the regulatory proceedings related to that restructuring,

     o    the changing regulatory environment, generally,

     o a change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets,

     o    uncertainty of our capital expenditure requirements,

     o changes in economic conditions, demographic patterns and weather conditions in our retail service areas,

     o changes affecting our costs of providing gas service, including changes in gas supply costs, interest rates, the availability of external sources of financing for our operations, tax laws, environmental laws and the general rate of inflation,

     o conservation by customers and loss of customers due to higher gas prices,

     o changes affecting the costs of competing energy alternatives and competing gas distributors,

     o changes in accounting principles and tax laws or the application of such principles and laws to us, and

     o    other matters described in Item 1A. Risk Factors.


Results of Operations

Gross Margins

     Our regulated and non-regulated revenues, other than transportation, have offsetting gas expenses. Therefore, throughout the following Results of Operations, we refer to "gross margin". With respect to our regulated and non-regulated segments, gross margin refers to operating revenues less purchased gas, which can be derived directly from our Consolidated Statements of Income. Operating Income as presented on the Consolidated Statements of Income is the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States
(GAAP). "Gross margin" is a "non-GAAP financial measure", as defined in accordance with SEC rules. We view gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our management in analyzing our business segments. We believe that investors benefit from having access to the same financial measures that our management uses.

     Natural gas prices are determined by an unregulated national market. Therefore, the price that we pay for natural gas fluctuates with national supply and demand. See Item 7A. Quantitative and Qualitative Disclosures About Market Risk for the impact of forward contracts.

     In the following table we set forth variations in our gross margins for the last two fiscal years compared with the same periods in the preceding year. The variation amounts and percentages presented in the following tables for regulated and non-regulated gross margins include intersegment transactions. These intersegment revenues and expenses are eliminated in the consolidated statements of income.

                                                  2007 compared    2006 compared
($000)                                               to 2006          to 2005


Increase (decrease) in regulated
       Gross margins                                       333       (1,555)
       On-system transportation                           (112)          58
       Off-system transportation                           436          445
       Other                                              (155)        (103)
                                                        ------       ------

           Total                                           502       (1,155)
                                                        ------       ------

Increase in non-regulated
       Gross margins                                       615        1,384
       Other                                                16           12
                                                        ------       ------

           Total                                           631        1,396
                                                        ------       ------

Increase (decrease) in consolidated gross margins        1,133          241
                                                        ------       ------

Percentage increase (decrease) in regulated volumes
       Gas sales                                           1.8         (9.4)
       On-system transportation                           (3.0)         0.9
       Off-system transportation                          11.2         22.2

Percentage increase (decrease) in non-regulated
   gas sales volumes                                      11.9         12.1


     Heating degree days were 95% of normal thirty year average temperatures for fiscal 2007, as compared with 92% of normal temperatures for 2006 and 92% of normal for 2005. A "heating degree day" results from a day during which the average of the high and low temperature is at least one degree less than 65 degrees Fahrenheit.

     Gross margins increased $1,133,000 (4%) in 2007 due to an increase in non-regulated gross margins of $631,000 and a $502,000 increase in regulated gross margins.

     The $631,000 (7%) increase in non-regulated gross margins in 2007 is primarily attributable to a 523,000 Mcf (12%) increase in volumes sold.

     The $502,000 (2%) increase in regulated gross margins in 2007, is primarily attributable to a 985,000 Mcf increase in off-system transportation volumes (11%) and the 3% colder weather in 2007. These increases were offset by a 2% decrease in the number of regulated retail customers.

     Gross margins increased $241,000 (14%) in 2006 due to an increase in non-regulated gross margins of $1,396,000 offset by a $1,155,000 decrease in regulated gross margins.

     The $1,396,000 (19%) increase in non-regulated gross margins on sales in 2006 reflected a 12% increase in non-regulated gas sales volumes and higher natural gas prices during the period.

     Of the $1,155,000 (5%) decrease in regulated gross margins in 2006, $617,000 is non-recurring, relating to the initial recording in 2005 of unbilled regulated margins on 58,000 Mcf of unbilled regulated volumes as discussed in
Note 1 of the Notes to Consolidated Financial Statements. Decreases of approximately $362,000 and $406,000 in regulated gross margins are attributable to a 2% decrease in the number of regulated retail customers and reduced usage due to customer conservation, respectively. These decreases in regulated retail sales were offset by a $503,000 increase in transportation revenues primarily due to increased volumes transported for gas producers.




Depreciation

     The $494,000 (12%) increase in depreciation expenses for 2007 is primarily due to an increase in depreciable plant resulting from capital expenditures of $8,083,000 for the replacement and improvement of our transmission, distribution, gathering, storage and general facilities.

Other Interest

     The decrease in other interest for 2007 of $169,000 (23%) was a result of decreased borrowings on our bank line of credit.

     The increase in other interest for 2006 of $315,000 (75%) was a result of increased borrowings and increased interest rates.

Basic and Diluted Earnings Per Common Share

     For the fiscal years ended June 30, 2007, 2006 and 2005, our basic earnings per common share changed as a result of changes in net income and an increase in the number of our common shares outstanding.

     We have no potentially dilutive securities. As a result, our basic earnings per common share and our diluted earnings per common share are the same.


Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

     We purchase our gas supply through a combination of spot market gas purchases and forward gas purchases. The price of spot market gas is based on the market price at the time of delivery. The price we pay for our natural gas supply acquired under our forward gas purchase contracts, however, is fixed prior to the delivery of the gas. Additionally, we inject some of our gas purchases into gas storage facilities in the non-heating months and withdraw this gas from storage for delivery to customers during the heating season. For our regulated business, we have minimal price risk resulting from these forward gas purchase and storage arrangements because we are permitted to pass these gas costs on to our regulated customers through the gas cost recovery rate mechanism.

     Price risk for the non-regulated business is mitigated by efforts to balance supply and demand. However, there are greater risks in the non-regulated segment because of the practical limitations on the ability to perfectly predict demand. In addition, we are exposed to price risk resulting from changes in the market price of gas on uncommitted gas volumes of our non-regulated companies.

     None of our gas contracts are accounted for using the fair value method of accounting. While some of our gas purchase contracts and gas sales contracts meet the definition of a derivative, we have designated these contracts as "normal purchases" and "normal sales" under Statement of Financial Accounting Standards No. 133, entitled Accounting for Derivative Instruments and Hedging Activities.

     We are exposed to risk resulting from changes in interest rates on our variable rate bank line of credit. The interest rate on our bank line of credit with Branch Banking and Trust Company is benchmarked to the monthly London Interbank Offered Rate. The balance on our bank line of credit was $4,190,000 and $7,046,000 on June 30, 2007 and 2006, respectively. The weighted average interest rate on our bank line of credit was 6.32% and 6.13% as of June 30, 2007 and 2006, respectively. Based on the amount of our outstanding bank line of credit on June 30, 2007 and 2006, a one percent (one hundred basis points) increase in our average interest rate would result in a decrease in our annual pre-tax net income of $42,000 and $70,000, respectively.

Item 8.   Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE                   PAGE

Report of Independent Registered Public Accounting Firm                      30

Consolidated Statements of Income for the years ended June 30,
2007, 2006 and 2005                                                          31

Consolidated Statements of Cash Flows for the years ended
June 30, 2007, 2006 and 2005                                                 32

Consolidated Balance Sheets as of June 30, 2007 and 2006                     34

Consolidated Statements of Changes in Shareholders' Equity for
the years ended June 30, 2007, 2006 and 2005                                 36

Consolidated Statements of Capitalization as of June 30, 2007 and 2006       37

Notes to Consolidated Financial Statements                                   38

Schedule II - Valuation and Qualifying Accounts for the years ended
June 30, 2007, 2006 and 2005                                                 52

Schedules other than those listed above are omitted because they are not required, are not applicable or the required information is shown in the financial statements or notes thereto.


     Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.


Item 9A.   Controls and Procedures

     Disclosure controls and procedures are our controls and other procedures that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 ("Exchange Act") is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's ("SEC") rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2007 and based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these controls and procedures are effective in providing reasonable assurance that information requiring disclosure is recorded, processed, summarized, and reported within the timeframe specified by the SEC's rules and forms.

     Our management is responsible for establishing and maintaining an adequate system of internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Our internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, in accordance with generally accepted accounting principles.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

     Our management, including our Chief Executive Officer and Chief Financial Officer, has conducted an evaluation of the effectiveness of our internal control over financial reporting as of June 30, 2007 based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     Based on that evaluation, management concluded that our internal control over financial reporting was effective as of June 30, 2007.

     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated any changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter ended June 30, 2007 and found no change that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

     Deloitte & Touche LLP, our independent registered public accounting firm, has issued an attestation report on our internal control over financial reporting. That report immediately follows:

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:

We have audited the internal control over financial reporting of Delta Natural Gas Company, Inc. (the "Company") as of June 30, 2007, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.


We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.


A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.


Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2007, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule of the Company as of and for the year ended June 30, 2007 of the Company and our report dated August 28, 2007 expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company's adoption of new accounting standards in 2006 and 2007.




DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 28, 2007

Item 9B.  Other Information

         None.

                                    PART III

Item 10.  Directors,   Executive  Officers  and  Corporate   Governance  of  the
     Registrant

     We have a Business Code of Conduct and Ethics that applies to all Directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. You can find our Business Code of Conduct and Ethics on our website by going to the following address: http://www.deltagas.com. We will post any amendments to the Business Code of Conduct and Ethics, as well as any waivers that are required to be disclosed by the rules of either the Securities and Exchange Commission or the NASDAQ Global Market, on our website.

     Our Board of Directors has adopted charters for the Audit, Corporate Governance and Compensation and Executive Committees of the Board of Directors. You can find these documents on our website by going to the following address: http://www.deltagas.com and clicking on the appropriate link.

     You can also obtain a printed copy of any of the materials referred to above by contacting us at the following address:

                           Delta Natural Gas Company, Inc.
                           Attn:  John B. Brown
                           3617 Lexington Road
                           Winchester, KY  40391
                           (859) 744-6171

     The Audit Committee of our Board of Directors is an "audit committee" for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934.

     The other information required by this Item is incorporated herein by reference to the applicable information in the proxy statement for our 2007 annual meeting.


Item 11.   Executive Compensation


Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters


Item 13.  Certain   Relationships   and  Related   Transactions,   and  Director
     Independence


Item 14.   Principal Accountant Fees and Services

     Registrant intends to file a definitive proxy statement with the Commission pursuant to Regulation 14A (17 CFR 240.14a) no later than 120 days after the close of the fiscal year. In accordance with General Instruction G(3) to Form 10-K, the information called for by Items 10 (except for the language above in Item 10 in this report), 11, 12, 13 and 14 is incorporated herein by reference to the definitive proxy statement. The Report on Executive Compensation included in the Company's definitive proxy statement shall not be deemed incorporated herein by reference.

                                     PART IV


Item 15.   Exhibits and Financial Statement Schedules

(a)      -  Financial Statements, Schedules and Exhibits

 (1)  -  Financial Statements
          See Index at Item 8

 (2)  -  Financial Statement Schedules
          See Index at Item 8

 (3)  -  Exhibits

 Exhibit No.

3(i) Registrant's Amended and Restated Articles of Incorporation.

3(ii) Registrant's Amended and Restated By-Laws.

4(a) The  Indenture  dated March 1, 2006 in respect of 5.75%  Insured  Quarterly
     Notes due April 1, 2021, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-3 (Reg. No. 333-132322) dated March 31, 2006.

4(b) The  Indenture  dated  January  1, 2003 in  respect  of 7%  Debentures  due
     February 1, 2023, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 (Reg. 333-100852) dated October 30, 2002.

10(a) Employment agreements between Registrant and four officers, those being John B. Brown, Johnny L. Caudill, Alan L. Heath and Glenn R. Jennings, are incorporated herein by reference to Exhibit 10(k) to Registrant's Form 10-Q (File No. 000-08788) for the period ended March 31, 2000.

10(b) Supplemental retirement benefit agreement and trust agreement between Registrant and Glenn R. Jennings is incorporated herein by reference to
     Exhibit 10(a) to Registrant's Form 8-K (File No. 000-08788) dated February 25, 2005.

10(c) Gas Sales Agreement,  dated May 1, 2005, by and between the Registrant and
     Atmos Energy Marketing, L.L.C is filed herewith.

10(d) Gas Sales Agreement,  dated May 1, 2003, by and between the Registrant and
     Atmos Energy Marketing, LLC is filed herewith.

10(e) Gas  Transportation  Agreement  (Service Package 9069), dated December 19,
     1994, by and between Tennessee Gas Pipeline Company and Registrant is incorporated herein by reference to Exhibit 10(e) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(f) GTS Service  Agreement  (Service  Agreement No. 37815),  dated November 1,
     1993, by and between Columbia Gas Transmission Corporation and Registrant is incorporated herein by reference to Exhibit 10(f) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(g) FTS1 Service  Agreement  (Service  Agreement No.  4328),  dated October 4,
     1994, by and between Columbia Gulf Transmission Company and Registrant is incorporated herein by reference to Exhibit 10(g) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(h) Loan Agreement,  dated October 31, 2002, by and between Branch Banking and
     Trust Company and Registrant is incorporated herein by reference to Exhibit 10(i) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(i) Promissory Note, in the original principal amount of $40,000,000,  made by
     Registrant to the order of Branch Banking and Trust Company, is incorporated herein by reference to Exhibit 10(a) to Registrant's Form 10-Q (File No. 000-08788) for the period ended September 30, 2002.

10(j) Gas Storage  Lease,  dated  October 4, 1995, by and between Judy L. Fuson,
     Guardian of Jamie Nicole Fuson, a minor, and Lonnie D. Ferrin and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant is incorporated herein by reference to Exhibit 10(j) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(k) Gas  Storage  Lease,  dated  November 6, 1995,  by and  between  Thomas J.
     Carnes, individually and as Attorney-in-fact and Trustee for the individuals named therein, and Registrant, is incorporated herein by reference to Exhibit 10(k) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(l) Deed and Perpetual Gas Storage  Easement,  dated December 21, 1995, by and between Katherine M. Cornelius, William Cornelius, Frances Carolyn Fitzpatrick, Isabelle Fitzpatrick Smith and Kenneth W. Smith and Registrant is incorporated herein by reference to Exhibit 10(l) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(m) Underground Gas Storage Lease and Agreement, dated March 9, 1994, by and between Equitable Resources Exploration, a division of Equitable Resources Energy Company, and Lonnie D. Ferrin and Amendment No. 1 and Novation to Underground Gas Storage Lease and Agreement, dated March 22, 1995, by and between Equitable Resources Exploration, Lonnie D. Ferrin and Registrant, is incorporated herein by reference to Exhibit 10(m) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(n) Base  Contract for  Short-Term  Sale and  Purchase of Natural  Gas,  dated
     January 1, 2002, by and between M & B Gas Services, Inc. and Registrant, is incorporated herein by reference to Exhibit 10(n) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(o) Oil and Gas Lease, dated July 19, 1995, by and between Meredith J. Evans and Helen Evans and Paddock Oil and Gas, Inc.; Assignment, dated June 15, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; Assignment, dated August 31, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant, is incorporated herein by reference to Exhibit 10(o) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(p) Agreement to transport  natural gas between  Registrant and Nami Resources
     Company L.L.C. is incorporated herein by reference to Exhibit 10(a) to Registrant's Form 8-K (File No. 000-08788) dated March 23, 2005.

12   Computation of the Consolidated Ratio of Earnings to Fixed Charges.

21   Subsidiaries of the Registrant.

23   Consent of Independent Registered Public Accounting Firm.

31.1 Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1 Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2 Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of August, 2007.

                              DELTA NATURAL GAS COMPANY, INC.

                              By:  /s/Glenn R. Jennings
                                 --------------------------
                                      Glenn R. Jennings, Chairman of the Board,
                                      President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

(i)  Principal Executive Officer:

/s/Glenn R. Jennings        Chairman of the Board, President    August 29,  2007
  (Glenn R. Jennings)       and Chief Executive Officer

(ii) Principal Financial Officer and Principal Accounting Officer:

/s/John B. Brown            Chief Financial Officer,             August 29, 2007
  (John B. Brown)           Treasurer and Secretary

(iii) A Majority of the Board of Directors:

/s/Donald R. Crowe          Director                             August 29, 2007
  (Donald R. Crowe)


/s/Lanny D. Greer           Director                             August 29, 2007
  (Lanny D. Greer)


/s/Billy Joe Hall           Director                             August 29, 2007
 (Billy Joe Hall)


/s/Michael J. Kistner       Director                             August 29, 2007
 (Michael J. Kistner)


/s/Lewis N. Melton          Director                             August 29, 2007
  (Lewis N. Melton)


/s/Arthur E. Walker, Jr.    Director                             August 29, 2007
  (Arthur E. Walker, Jr.)


/s/Michael R. Whitley       Director                             August 29, 2007
  (Michael R. Whitley)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:


We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2007. Our audits also included the consolidated financial statement schedule listed in the Index at Item 8. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic Consolidated Financial Statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


As discussed in Note 2 to the consolidated financial statements, effective June 30, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations."


As discussed in Note 5 to the consolidated financial statements in 2007 the Company changed its method of accounting for its defined benefit pension plan as a result of adopting Statement of Financial Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans".


We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 28, 2007 expressed an unqualified opinion on the Company's internal control over financial reporting.


DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 28, 2007



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Income

For the Years Ended June 30,                                2007          2006                2005
                                                            ----          ----                ----

Operating Revenues                                    $  98,168,391   $ 117,247,144       $  84,181,233
                                                      -------------   -------------       -------------

Operating Expenses
   Purchased gas                                      $  66,060,368   $  86,271,854       $  53,446,986
   Operation and maintenance                             12,584,607      12,293,652          12,305,023
   Depreciation                                           4,697,639       4,203,711           4,249,506
   Taxes other than income  taxes                         1,857,734       1,720,420           1,689,591
                                                      -------------   -------------       -------------
      Total operating expenses                        $  85,200,348   $ 104,489,637       $  71,691,106
                                                      -------------   -------------       -------------

Operating Income                                      $  12,968,043   $  12,757,507       $  12,490,127
                                                      -------------   -------------       -------------

Other Income and Deductions, Net                      $     134,265   $     227,636       $     112,737
                                                      -------------   -------------       -------------

Interest Charges
   Interest on long-term debt                         $   3,694,389   $   3,968,993       $   3,809,693
   Other interest                                           565,790         735,082             419,568
   Amortization of debt expense                             387,082         273,533             236,184
                                                      -------------   -------------       -------------
      Total interest charges                          $   4,647,261   $   4,977,608       $   4,465,445
                                                      -------------   -------------       -------------


Income Before Income Taxes                            $   8,455,047   $   8,007,535       $   8,137,419
                                                      -------------   -------------       -------------

Income Tax Expense                                    $   3,156,700   $   2,982,900       $   3,138,800
                                                      -------------   -------------       -------------

Net Income                                            $   5,298,347   $   5,024,635       $   4,998,619
                                                      =============   =============       =============

Basic and Diluted Earnings Per Common Share           $        1.62   $        1.55       $        1.55

Weighted Average Number of Common Shares
Outstanding (Basic and Diluted)                           3,265,800       3,242,223           3,216,668

Dividends Declared Per Common Share                   $        1.22   $        1.20       $        1.18


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.




Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,                                       2007                2006               2005
                                                                   ----                ----               ----

Cash Flows From Operating Activities
     Net income                                                $ 5,298,347        $  5,024,635        $ 4,998,619

   Adjustments to reconcile net income to net
          cash from operating activities
      Depreciation and amortization                              5,157,922           4,550,444          4,534,490
      Deferred income taxes and investment
          tax credits                                            2,345,300           1,814,475          2,570,789
      Other - net                                                 (205,827)            (73,869)           (36,409)

   (Increase) decrease in assets
      Accounts receivable                                        1,746,732          (1,374,334)        (1,778,187)
      Gas in storage                                              (475,801)         (2,172,326)        (1,444,575)
      Deferred gas cost                                         (1,116,773)            819,453         (1,123,236)
      Materials and supplies                                       (87,859)            103,365           (176,329)
      Prepayments                                                 (897,682)           (525,634)           197,311
      Other assets                                                (197,887)           (772,733)          (638,613)

   Increase (decrease) in  liabilities
      Accounts payable                                           3,835,813            (668,039)           141,223
      Accrued taxes                                             (1,061,563)           (226,523)            88,241
      Other current liabilities                                    148,901             (66,759)           (19,211)
      Other liabilities                                             (3,717)             (9,107)            58,323
                                                               -----------        ------------       ------------

         Net cash provided by operating activities             $14,485,906        $  6,423,048       $  7,372,436
                                                               -----------        ------------       ------------

Cash Flows From Investing Activities
   Capital expenditures                                       $ (8,082,918)       $ (7,781,396)      $ (5,338,356)
   Proceeds from sale of property, plant and equipment             146,810             204,372             75,000
                                                            --------------      --------------       ------------

         Net cash used in investing activities                $ (7,936,108)       $ (7,577,024)      $ (5,263,356)
                                                              ------------        ------------       ------------


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,                                        2007                 2006                 2005
                                                                    ----                 ----                 ----

Cash Flows From Financing Activities
   Dividends on common stock                                   $ (3,983,909)       $  (3,890,800)        $ (3,795,823)
   Issuance of common stock, net                                    504,309              676,435              766,497
   Long-term debt issuance expense                                  (10,970)          (2,329,393)                  --
   Issuance of long-term debt                                            --           40,000,000                   --
   Repayment of long-term debt                                     (165,000)         (34,367,000)            (342,000)
   Issuance of notes payable                                     51,518,605           92,710,796           62,907,306
   Repayment of notes payable                                   (54,375,121)         (91,623,484)         (61,686,364)
                                                               ------------        -------------         ------------

         Net cash (used in) provided by financing              $ (6,512,086)       $   1,176,554         $ (2,150,384)
                                                               ------------        -------------         ------------
activities

Net Increase (Decrease)  in Cash and
   Cash Equivalents                                            $     37,712        $      22,578         $    (41,304)

Cash and Cash Equivalents,
   Beginning of Year                                                150,108              127,530              168,834
                                                               ------------        -------------         ------------

Cash and Cash Equivalents,
   End of Year                                                 $    187,820        $     150,108         $    127,530
                                                               ============        =============         ============

Supplemental Disclosures of Cash Flow Information

Cash paid during the year for
   Interest                                                    $  4,232,155        $   4,766,191         $  4,230,667
   Income taxes (net of refunds)                                  1,763,518            1,922,348              184,279

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.




Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,                                                                 2007                   2006
                                                                               ----                   ----

Assets

Current Assets
   Cash and cash equivalents                                             $   187,820        $    150,108
   Accounts receivable, less accumulated provision for
      doubtful accounts of $300,000 and $520,000 in
      2007 and 2006, respectively                                          7,389,993           7,855,949
   Gas in storage, at average cost                                        11,841,791          11,365,990
   Deferred gas costs (Note 1 and 13)                                      2,941,826           1,827,078
   Materials and supplies, at average cost                                   559,087             429,712
   Prepayments                                                             2,629,682           1,837,228
                                                                        ------------        ------------

      Total current assets                                              $ 25,550,199        $ 23,466,065
                                                                        ------------        ------------

Property, Plant and Equipment                                           $187,148,032        $182,155,110
   Less - Accumulated provision for depreciation                         (64,879,205)        (61,765,836)
                                                                        ------------        ------------

      Net property, plant and equipment                                 $122,268,827        $120,389,274
                                                                        ------------        ------------

Other Assets
   Cash surrender value of officers' life
     insurance (face amount of $1,134,087)                              $    425,609        $    401,032
   Note receivable from officer (Note 7)                                          --              62,000
   Prepaid pension cost (Note 5)                                             951,571           3,954,141
   Regulatory assets (Note 1)                                              8,220,590           4,191,116
   Unamortized debt expense and other (Notes 1 and 9)                      2,984,154           3,090,497
                                                                        ------------        ------------

      Total other assets                                                $ 12,581,924        $ 11,698,786
                                                                        ------------        ------------

         Total assets                                                   $160,400,950        $155,554,125
                                                                        ============        ============


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.







Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,                                                     2007                2006
                                                                   ----                ----

Liabilities and Shareholders' Equity

   Current Liabilities
      Accounts payable                                         $  10,299,066      $    6,375,882
      Notes payable (Note 8)                                       4,189,918           7,046,434
      Current portion of long-term debt (Notes 9 and 10)           1,200,000           1,200,000
      Accrued taxes                                                  973,651           1,207,742
      Customers' deposits                                            482,446             444,955
      Accrued interest on debt                                       865,871             837,847
      Accrued vacation                                               702,521             693,123
      Deferred income taxes                                        1,273,000             701,000
      Other liabilities                                              459,651             387,630
                                                               -------------      --------------

           Total current liabilities                           $  20,446,124      $   18,894,613
                                                               =============      ==============

   Long-term debt (Notes 9 and 10)                             $  58,625,000      $   58,790,000
                                                               -------------      --------------

   Deferred Credits and Other
      Deferred income taxes                                    $  22,467,900      $   20,679,500
      Investment tax credits                                         213,600             250,600
      Regulatory liabilities (Note 1)                              2,503,256           2,576,203
      Asset retirement obligations and other (Note 3)              1,716,599           1,753,485
                                                               -------------      --------------

           Total deferred credits and other                    $  26,901,355      $   25,259,788
                                                               -------------      --------------

  Commitments and Contingencies (Note 12)

                Total liabilities                              $ 105,972,479      $  102,944,401
                                                               =============      ==============

  Common Shareholders' Equity
      Common shares ($1.00 par value)                          $   3,277,106      $    3,256,043
      Premium on common shares                                    43,508,979          43,025,733
      Retained earnings                                            7,642,386           6,327,948
                                                               -------------      --------------

                Total common shareholders' equity              $  54,428,471      $   52,609,724
                                                               -------------      --------------

                Total liabilities and common
                    shareholders' equity                       $ 160,400,950      $  155,554,125
                                                               =============      ==============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



    Delta Natural Gas Company, Inc. and Subsidiary Companies

    Consolidated Statements of Changes in Shareholders' Equity


    For the Years Ended June 30,                                       2007                2006                2005
                                                                       ----                ----                ----

    Common Shares
       Balance, beginning of year                                 $   3,256,043      $    3,229,988      $  3,200,715
          Dividend reinvestment and stock
            purchase plan, $1.00 par value of  21,063,
            26,055 and 24,447 shares issued in 2007,
            2006 and 2005, respectively                                  21,063              26,055            24,447
          Employee stock purchase plan and
            other, $1.00 par value of 4,826
            shares issued in 2005                                            --                 --              4,826
                                                                  -------------      --------------      ------------


       Balance, end of year                                       $   3,277,106      $    3,256,043      $  3,229,988
                                                                  =============      ==============      ============

    Premium on Common Shares
       Balance, beginning of year                                 $  43,025,733      $   42,375,353      $  41,638,129
          Dividend reinvestment and stock
            purchase plan                                               483,246             650,380            624,489
          Employee stock purchase plan and
            other                                                            --                  --            112,735
                                                                  -------------      --------------      -------------


       Balance, end of year                                       $  43,508,979      $   43,025,733      $  42,375,353
                                                                  =============      ==============      =============

    Retained Earnings
       Balance, beginning of year                                 $   6,327,948      $    5,194,113      $   3,991,317
          Net income                                                  5,298,347           5,024,635          4,998,619
          Cash dividends declared on common
             shares (See Consolidated
             Statements of Income for rates)                         (3,983,909)         (3,890,800)        (3,795,823)
                                                                  -------------      --------------      -------------

       Balance, end of year                                       $   7,642,386      $    6,327,948      $   5,194,113
                                                                  =============      ==============      =============


    Common Shareholders' Equity
        Balance, beginning of year                                $  52,609,724      $   50,799,454      $   48,830,161
           Net income                                                 5,298,347           5,024,635           4,998,619
           Issuance of common stock                                     504,309             676,435             766,497
           Dividends on common stock                                 (3,983,909)         (3,890,800)         (3,795,823)
                                                                  -------------      --------------      --------------

        Balance, end of year                                      $  54,428,471      $   52,609,724      $   50,799,454
                                                                  =============      ==============      ==============

    The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.







Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,                                             2007               2006
                                                           ----               ----

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 5 and 6)
     Authorized 20,000,000 shares
     Issued and outstanding 3,277,106 and 3,256,043
       shares in 2007 and 2006, respectively          $  3,277,106       $   3,256,043
   Premium on common shares                              43,508,979         43,025,733
   Retained earnings (Note 9)                             7,642,386          6,327,948
                                                      -------------      -------------

      Total common shareholders' equity               $  54,428,471      $  52,609,724
                                                      -------------      -------------


Long-Term Debt (Notes 9 and 10)
   Insured Quarterly Notes, 5.75% due 2021            $  39,845,000      $  40,000,000
   Debentures, 7.0%, due 2023                            19,980,000         19,990,000
                                                      -------------      -------------

      Total debt                                      $  59,825,000      $  59,990,000

   Less amounts due within one year,
     included in current liabilities                     (1,200,000)        (1,200,000)
                                                      --------------      ------------

      Total long-term debt                            $  58,625,000       $ 58,790,000
                                                      -------------       ------------

         Total capitalization                         $113,053,471        $111,399,724
                                                      ============        ============


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.



DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

     (a) Principles of Consolidation Delta Natural Gas Company, Inc. ("Delta" or "the Company") sells and distributes or transports natural gas to approximately 39,000 customers. Our distribution system is located in central and southeastern Kentucky. We transport natural gas to our industrial customers who purchase their gas in the open market. We also transport natural gas on behalf of local producers and customers not on our distribution system and we own and operate an underground storage field. We have three wholly-owned subsidiaries. Delta Resources, Inc. ("Delta Resources") buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco, Inc. buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro, Inc. owns and operates production properties and undeveloped acreage. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated.

     (b) Cash Equivalents For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

     (c) Property, Plant and Equipment Property, plant and equipment is stated at original cost, which includes materials, labor, labor related costs and an allocation of general and administrative costs. Construction work in progress has been included in the rate base for determining customer rates, and therefore an allowance for funds used during construction has not been recorded. The cost of regulated plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense, less salvage value, is charged to the accumulated provision for depreciation.

     (d) Depreciation We determine the provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.7%, 2.5%, and 2.6% of average depreciable plant for 2007, 2006 and 2005, respectively.

     (e) Maintenance All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts in the month incurred. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired.

     (f) Gas Cost Recovery We have a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred by the regulated segment and approved by the Kentucky Public Service Commission. We expense gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

     (g) Revenue Recognition We bill our customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled. Prior to November, 2004, in accordance with the ratemaking treatment followed by the Kentucky Public Service Commission, we recorded regulated revenues and gas costs on a billed basis for both financial reporting and regulatory purposes. In connection with receiving a rate order in October, 2004, we began estimating regulated unbilled revenues and gas costs as of the end of the month and reflecting those amounts in our financial statements.

Unbilled revenues and gas costs include the following:

      (000)                            2007                   2006
                                       ----                   ----

      Unbilled revenues ($)            1,058                 1,188
      Unbilled gas costs ($)             497                   594
      Unbilled volumes (Mcf)              48                    50

     Unbilled revenues are included in accounts receivable and unbilled gas costs are included in deferred gas costs on the accompanying Consolidated
Balance Sheets. Reflecting the sales of these unbilled volumes in the accompanying Consolidated Financial Statements beginning in November, 2004 resulted in a non-recurring increase to operating income of $617,000 and net income of $379,000 for the year ended June 30, 2005.

     (h) Excise Taxes Certain excise taxes levied by state or local governments are collected by Delta from our customers. These taxes are accounted for on a net basis and therefore are not included as revenues in the accompanying Consolidated Statements of Income.

     (i) Revenues and Customer Receivables We serve 39,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable. Customer accounts are charged off when deemed to be uncollectible or when turned over to a collection agency to pursue.

     (j) Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k) Rate Regulated Basis of Accounting Our regulated operations follow the accounting and reporting requirements of Statement of Financial Accounting Standards No. 71, entitled Accounting for the Effects of Certain Types of Regulation. The economic effects of regulation can result in a regulated company recovering costs from customers in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the Consolidated Balance Sheets (regulatory assets) and recorded as expenses when such amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for current collection in rates of costs that are expected to be incurred in the future (regulatory liabilities). The amounts recorded as regulatory assets and regulatory liabilities are as follows:

  ($000)

  Regulatory assets                                     2007           2006
                                                        ----           ----

  Current Assets
     Deferred gas costs                                2,942           1,827
                                                      ------         -------

  Other Assets
     Loss on extinguishment of debt                    2,729           2,920
     Asset retirement costs                            1,249           1,126
     Accrued pension                                   3,935              --
     Rate case expenses                                  307             145
                                                     -------        --------
         Total other assets                            8,220           4,191
                                                     -------         -------

         Total regulatory assets                      11,162           6,018
                                                     =======         =======

  Regulatory liabilities

     Accrued cost of removal on long-lived assets        785             880
     Regulatory liability for deferred income taxes    1,718           1,696
                                                     -------         -------
         Total regulatory liabilities                  2,503           2,576
                                                     =======         =======

     Deferred gas costs are presented every three months to the Kentucky Public Service Commission for recovery in accordance with the gas cost recovery rate mechanism. We are currently earning a return on loss on extinguishment of debt. Asset retirement costs are recovered through customer rates as they are included in our depreciation rates. Pension expenses and rate case expenses are recovered through customer rates as allowed operating expenses.

     (l) Impairment of Long-Lived Assets We evaluate long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for an impairment loss if the carrying value is greater than the fair value. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change. In the opinion of management, our long-lived assets are appropriately valued in the accompanying consolidated financial statements.

     (m) Derivatives We purchase and sell natural gas. Certain of our gas purchase and sale contracts qualify as a derivative under Statement of Financial Accounting Standards No. 133, entitled Accounting for Derivative Instruments and Hedging Activities. All such contracts have been designated as normal purchases and sales and as such are accounted for under the accrual basis and are not recorded at fair value in the accompanying consolidated financial statements.

     (n) Reclassifications Certain amounts from prior years have been reclassified to conform to the current year presentation. During the first quarter of fiscal 2007, we changed the presentation of our Consolidated Statements of Income and Consolidated Balance Sheets from the method prescribed by the FERC Uniform System of Accounts to be comparable to other publicly traded utilities. This reclassification resulted in moving income taxes from Operating Expenses and Other Income and Deductions, Net and aggregating them into a single amount which represents income taxes. Additionally, the Consolidated Balance Sheets were organized to present items in order of liquidity. These changes did not impact previously reported revenue, net income or earnings per share and are considered immaterial to the overall presentation of our consolidated financial statements.


(2)  New Accounting Pronouncements

     In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47, entitled Accounting for Conditional Asset Retirement Obligations, to clarify the scope and timing of liability recognition under FASB Statement No. 143, entitled Accounting for Asset Retirement Obligations.
Interpretation No. 47 requires that a liability be recognized for an asset retirement obligation which is conditional based on the occurrence of a future event even if the timing or method of settlement is uncertain.

     We adopted Interpretation No. 47 as of June 30, 2006 and recorded asset retirement obligations required pursuant to Federal regulations related to the retirement of our service lines and mains, although the timing of such retirements is uncertain. Upon adoption of the Interpretation, we recorded asset retirement obligations in the amount of $1,349,000. Of this amount, $350,000 was recorded as an incremental cost of the underlying property, plant and equipment, less $127,000 of accumulated depreciation. The cumulative effect related to the accretion of the liability and depreciation of the asset was $1,126,000, which was recorded as a regulatory asset, pursuant to Financial Accounting Standards No. 71, entitled Accounting for the Effects of Certain Types of Regulation, as we recover the cost of removing our regulated assets through our depreciation rates.

     We have an additional asset retirement obligation relative to the retirement of wells located at our underground natural gas storage facility. Since we expect to utilize the storage facility as long as we provide natural gas to our customers, we have determined the underlying asset has an indeterminate life. Therefore, we have not recorded a liability associated with the cost to retire the asset, pursuant to Interpretation No. 47.

     We have not entered into any share-based payment transactions, therefore, the adoption of Statement of Financial Accounting Standards No. 123(R), entitled Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 107, entitled Share-Based Payment, had no impact on us.

     In June, 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, to clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. We do not expect Interpretation No. 48, which shall be effective for our 2008 fiscal year, to have a material impact on our results of operations or statement of position.

     In September, 2006, the Financial Accounting Standards Board issued Statement No. 158, entitled Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. Statement No. 158 requires employers who sponsor defined benefit plans to recognize the funded status of the plan and gains and losses not previously recognized in net periodic benefit cost in the sponsor's financial statements in fiscal years ending after December 15, 2006. Additionally, Statement No. 158 requires employers who sponsor defined benefit plans to measure assets and benefit obligations as of the end of the employer's fiscal year in fiscal years beginning after December 15, 2007. Statement No. 71 provides guidance to regulated utilities for deferring costs that would otherwise be charged to expense or equity by non-regulated enterprises. In applying the provisions of this statement to the requirements of Statement No. 158, we recorded a regulatory asset representing the adjustment to the pension asset in recognizing the funded status of the plan. This adjustment would have been represented in Accumulated Other Comprehensive Income without the application of Statement No. 71. The adoption of Statement No. 158 recognition and disclosure provisions resulted in an increase in regulatory assets of $3,935,000 offset by a decrease in prepaid pension cost of $3,935,000. The adoption of Statement No. 158 did not have any impact on our consolidated results of operations or cash flows. (See Note 5)

     In  September  2006,  the  Financial   Accounting  Standards  Board  issued
Statement No. 157, entitled Fair Value Measures and in February 2007, issued Statement No. 159, entitled The Fair Value Option for Financial Assets and Financial Liabilities. Both statements are effective for fiscal years beginning after November 15, 2007. The statements define fair value, establish a framework for measuring fair value in generally accepted accounting principles and expand disclosures about fair value measurements. We do not expect these statements, which shall be effective for our 2009 fiscal year, to have a material impact on our results of operations or statement of position.


(3)   Asset Retirement Obligations

Legal obligations

     As required by Financial Accounting Standards Statement No. 143, entitled Accounting for Asset Retirement Obligations, as of June 30, 2007 and 2006, we have accrued liabilities and related assets, net of accumulated depreciation, relative to the legal obligation to retire certain gas wells, storage tanks, mains and services.

     As of June 30, 2006, we adopted the Financial Accounting Standards Board Interpretation No. 47, entitled Accounting for Conditional Asset Retirement Obligations. Upon adoption of the Interpretation, we recorded asset retirement obligations in the amount of $1,349,000, as discussed in Note 2 of the Notes to Consolidated Financial Statements.

     The following is a summary of our asset retirement obligations and related assets, (net of accumulated depreciation), reflected in the accompanying Consolidated Balance Sheets under the captions Asset Retirement Obligations and Other, and Property, Plant and Equipment, respectively:

                                      Asset Retirement         Net
($000)                                  Obligations           Assets

As of June 30, 2005                          214                52
   FIN 47 adoption                         1,349               223
   Accretion                                  14                --
   Depreciation                               --                (2)
   Additional obligations                      1                 1
                                           -----             -----
As of June 30, 2006                        1,578               274
   Accretion                                 120                --
   Depreciation                               --               (10)
   Change in obligations                    (232)             (232)
                                           -----             -----

As of June 30, 2007                        1,466                32
                                           =====             =====

Non-legal obligations

     In accordance with established regulatory practices, we accrue costs of removal on long-lived assets through depreciation expense if we believe removal of the assets at the end of their useful life is likely even though such costs do not represent legal obligations, under Statement No. 143. In accordance with the provisions of Statement of Financial Accounting Standards No. 71, entitled Accounting for the Effects of Certain Types of Regulation, we have recorded approximately $785,000 and $880,000 of such accrued cost of removal as regulatory liabilities on the accompanying Consolidated Balance Sheets as of June 30, 2007 and 2006, respectively.


(4)   Income Taxes

     We provide for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial reporting purposes, differences in recognition of purchased gas costs and certain accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. We utilize the asset and liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities be computed using tax rates that will be in effect when the book and tax temporary differences reverse. Deferred income tax balances at June 30, 2007 reflect a 1% decrease in the state of Kentucky corporate income tax rate. Changes in tax rates applied to accumulated deferred income taxes are not immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the regulatory obligation to refund these excess deferred taxes through customer rates. The current portion of net accumulated deferred income tax liability is shown as Current Liabilities and the long-term portion is included in Deferred Credits and Other on the accompanying Consolidated Balance Sheets. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:

                                                         2007          2006
                                                         ----          ----
($000)

Deferred Tax Liabilities
   Accelerated depreciation                             21,036        19,913
   Deferred gas costs                                    1,116           705
   Pension                                                 921         2,064
   Debt issuance expense                                 1,036         1,110
   Regulatory assets - asset retirement obligations        474           428
   Regulatory assets - unrecognized pension costs        1,494            --
   Other                                                   448           344
                                                       -------       -------

      Total                                             26,525        24,564
                                                       -------       -------

Deferred Tax Assets
   Alternative minimum tax credits                         753         1,004
   Regulatory liabilities                                  950           979
   Investment tax credits                                   81            95
   Asset retirement obligations                            494           536
   Other                                                   506           570
                                                       -------       -------

       Total                                             2,784         3,184
                                                       -------       -------

     Net accumulated deferred income tax liability      23,741        21,380
                                                       =======       =======








     The components of the income tax provision are comprised of the following for the years ended
June 30:

($000)                                 2007          2006        2005
                                       ----          ----        ----
Components of Income Tax Expense
    Current
       Federal                            494          813          341
       State                              213          256          164
                                      -------     --------      -------
          Total                           707        1,069          505
    Deferred                            2,450        1,914        2,634
                                      -------     --------      -------
          Income tax expense            3,157        2,983        3,139
                                      =======     ========      =======








     Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below:

                                               2007         2006        2005
                                               ----         -----       ----

Statutory federal income tax rate               34.0%       34.0%       34.0%
State income taxes, net of federal benefit       4.6         4.6         5.3
Amortization of investment tax credits          (0.5)       (0.5)       (0.5)
Other differences, net                          (0.8)       (0.8)       (0.3)
                                               -----       -----        -----

     Effective income tax rate                  37.3%       37.3%       38.5%
                                               =====       =====       =====





(5)  Employee Benefit Plans

     (a) Defined Benefit Retirement Plan We have a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately.

     We adopted the disclosure and recognition provisions of Statement No. 158 effective June 30, 2007. The following table describes the total incremental effect of the adoption of Statement No. 158 on individual line items on the June 30 2007 consolidated balance sheet. This statement requires employers who sponsor defined benefit plans to recognize the funded status of a defined benefit pension plan on the statement of financial position and to recognize through comprehensive income the changes in the funded status in the year in which the changes occur. Statement No. 71, provides that regulated entities can defer recoverable costs that would otherwise be charged to expense or equity by non-regulated entities. Current rate recovery in Kentucky is based on Statement No. 87 which was amended by Statement No. 158. Regulators have been clear and consistent with their historical treatment of such rate recovery; therefore, we have recorded a regulatory asset representing the probable recovery of the portion of the change in funded status of the defined benefit plan that is expected to be recovered through future rates. The regulatory asset will be adjusted annually as prior service cost and actuarial losses are recognized in net periodic benefit cost.

                     Before application of                  After application of
($000)                 Statement No. 158      Adjustments    Statement No. 158
                       -----------------      -----------    -----------------

Prepaid pension cost         4,887              (3,935)               952
Regulatory assets -
   accrued pension              --               3,935              3,935

     Our obligations and the funded status of our plan, measured at March 31, are as follows:

($000)                                                   2007             2006
                                                         ----             ----

Change in Benefit Obligation
    Benefit obligation at beginning of year              12,696          12,087
    Service cost                                            715             780
    Interest cost                                           700             697
    Actuarial gain (loss)                                   202            (295)
    Benefits paid                                        (1,036)           (573)
                                                      ---------         --------
    Benefit obligation at end of year                    13,277          12,696
                                                      ---------         -------

Change in Plan Assets
    Fair value of plan assets at beginning of year       13,067          11,301
    Actual return on plan assets                            698             839
    Employer contributions                                1,500           1,500
    Benefits paid                                        (1,036)           (573)
                                                      ---------        --------
    Fair value of plan assets at end of year             14,229          13,067
                                                      ---------        --------

Recognized Amounts
    Projected benefit obligation                        (13,277)        (12,696)
    Plan assets at fair value                            14,229          13,067
                                                      ---------        --------
    Funded status                                           952             371

Unrecognized net actuarial loss                           --(a)            4,609

Unrecognized prior service cost                           --(a)          (1,026)
                                                      ---------        ---------


Net amount recognized as prepaid benefit costs
  in the statement of financial position                   952             3,954
                                                       =======          ========

(a) Upon adoption of Statement No. 158, unrecognized amounts are recognized as a regulatory asset and the funded status of the plan is equal to the amount recognized as prepaid pension costs on the 2007 Consolidated Balance Sheet.











Items Not Yet Recognized as a Component of Net Periodic
Benefit Costs

    Prior service cost                                 (940)            (1,026)
    Net loss                                          4,875              4,609
                                                 ----------         ----------
        Total                                         3,935              3,583
                                                 ==========         ==========

Amounts Recognized as a Regulatory Asset              3,935                 --

Accumulated Benefit Obligation                       12,191             11,848

($000)                                           2007         2006        2005
                                                 ----         ----        ----

Components of  Net Periodic Benefit Cost
    Service cost                                   715        780          715
    Interest cost                                  700        697          612
    Expected return on plan assets                (995)      (931)        (863)
    Amortization of unrecognized net loss          233        257          178
    Amortization of prior service cost             (86)       (86)         (86)
                                                ------     ------       ------
         Net periodic benefit cost                 567        717          556
                                                ======     ======       ======

Weighted-Average % Assumptions Used to
Determine Benefit Obligations
    Discount rate                                5.80       5.80         5.80
    Rate of compensation increase                4.00       4.00         4.00

Weighted-Average % Assumptions Used to
Determine Net Periodic Benefit Cost
    Discount rate                                5.80       5.80         6.00
    Expected long-term return on plan assets     8.00       8.00         8.00
    Rate of compensation increase                4.00       4.00         4.00


     Our expected long-term rate of return on pension plan assets is based on our targeted asset allocation assumption of approximately 60 percent equity investments and approximately 40 percent fixed income investments.


Plan Assets

     Our pension plan weighted-average asset allocations as of the plan's measurement date (March 31) by asset category are as follows:

                                    2007                2006
                                    ----                ----

        Equity securities             59%                54%
        Debt securities               37                 34
        Other                          4                 12
                                    ----               ----
                                     100%              100%
                                    ====               ====

     Our  equity   investment   target  of  approximately  65  percent  includes
allocations to domestic, international and emerging markets. Our asset allocation is designed to achieve a moderate level of overall portfolio risk in keeping with our desired risk objective. We regularly review our asset allocation and periodically rebalance our investments to our targeted allocation as appropriate.

     We expect to contribute $1,500,000 to the pension plan in 2008.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

         ($000)

         2008                               $    855
         2009                                     927
         2010                                     520
         2011                                     920
         2012                                     603
         2013 - 2017                           8,645

     The Statement of Financial Accounting Standards No. 106, entitled Employers' Accounting for Postretirement Benefits, and the Statement of Financial Accounting Standards No. 112, entitled Employers' Accounting for Postemployment Benefits, do not affect us as we do not provide postretirement or postemployment benefits other than the pension plan for retired employees.

     (b) Employee Savings Plan We have an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute a portion of their annual compensation up to the maximum amount permitted by law. The Company matches 100% of the employee's contribution up to a maximum company contribution of 3.5% of the employee's annual compensation. For 2007, 2006, and 2005, Delta's Savings Plan expense was $256,000, $240,000 and $234,000, respectively.

     (c) Employee Stock Purchase Plan We had an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees were eligible to participate. Under the terms of the Stock Plan, such employees could contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. We issued Delta common stock, based upon the fiscal year contributions, using an average of the high and low sale prices of Delta's stock as quoted in NASDAQ's Global Market on the last business day in June and matched those shares so purchased. Stock with an equivalent market value of $118,000 was issued in July, 2004. Our Board discontinued the Stock Plan as of July 1, 2004.

     (d) Supplemental Retirement Agreement On February 24, 2005, Delta's Board of Directors adopted a nonqualified defined contribution supplemental retirement agreement for Glenn R. Jennings, Delta's Chairman of the Board, President and Chief Executive Officer. Delta will contribute $60,000 annually into an irrevocable trust until Mr. Jennings' retirement. At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted. As of June 30, 2007 and 2006, the irrevocable trust assets are $203,000 and $124,000, respectively. These amounts are included in Unamortized Debt Expense and Other on the accompanying Consolidated Balance Sheets. Liabilities, in corresponding amounts, are included in Asset Retirement Obligations and Other on the accompanying Consolidated Balance Sheets.


(6)  Dividend Reinvestment and Stock Purchase Plan

     Our Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan") provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Under the Reinvestment Plan we issued 21,063, 26,055, and 24,447 shares in 2007, 2006 and 2005, respectively. We registered 200,000 shares for issuance under the Reinvestment Plan in 2006, and as of June 30, 2007 there were 174,751 shares available for issuance.


(7)  Note Receivable From Officer

     Our note receivable from an officer on the accompanying 2006 Consolidated Balance Sheet relates to a $160,000 loan made to Glenn R. Jennings, our Chairman of the Board, President and Chief Executive Officer. The outstanding balance on this loan was $62,000 as of June 30, 2006. We forgave $2,000 of the principal amount for each month of service Mr. Jennings completed through June 30, 2007. Mr. Jennings made monthly interest payments on the note based on an annual interest rate of 6%. We forgave the remaining balance of the note effective June 30, 2007.

(8)  Notes Payable

     The current available bank line of credit with Branch Banking and Trust Company is $40,000,000, of which $4,190,000 and $7,046,000 were borrowed having a weighted average interest rate of 6.32% and 6.13% as of June 30, 2007 and 2006, respectively. The maximum amount borrowed during 2007 and 2006 was $18,975,000 and $33,833,000, respectively. The interest on this line is determined monthly at the London Interbank Offered Rate plus 1% on the used bank line of credit. Effective August 12, 2005 the annual cost of the unused bank line of credit was changed from .30% to .125% and the bank line of credit was extended through October 31, 2007. We are in the process of extending this bank line of credit through October 31, 2009, and this extension will reduce the interest rate on October 31, 2007 to the London Interbank Offered Rate plus ..75%.


 (9)  Long-Term Debt

     In April, 2006, we issued $40,000,000 of 5.75% Insured Quarterly Notes that mature in April, 2021. Redemption of up to $25,000 annually will be made on behalf of deceased holders, up to an aggregate of $800,000 annually for all deceased beneficial owners. The 5.75% Insured Quarterly Notes can be redeemed by us beginning in April, 2009 with no premium.

     In February, 2003 we issued $20,000,000 of 7.00% Debentures that mature in February, 2023. Redemption of up to $25,000 annually will be made on behalf of individual deceased holders, up to an aggregate of $400,000 annually for all deceased beneficial owners. The 7.00% Debentures can be redeemed by us at a 2% premium, such premium declining ratably until it ceases in February, 2009.

     In May, 2006, we redeemed $23,672,000 aggregate principal amount of 7.15% Debentures due 2018.

     In May, 2006, we redeemed $10,169,000 aggregate principal amount of 6 5/8% Debentures due 2023.

     We amortize debt issuance expenses over the life of the related debt on a straight-line basis, which approximates the effective yield method. At June 30, 2007 and 2006, the unamortized balance was $5,511,000 and $5,887,000, respectively. Loss on extinguishment of debt of $2,730,000 and $2,920,000 included in the above has been deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

     The current portion of long-term debt of $1,200,000 represents the maximum aggregate principal amounts which can be paid to deceased beneficial owners. Therefore, the maximum maturities over the next five years are $1,200,000 each year. The Insured Quarterly Notes and Debentures do not have any sinking fund requirements.

     Our line of credit agreement and the Indentures relating to all of our publicly held Debentures and Insured Quarterly Notes contain defined "events of default" which, among other things, can make the obligations immediately due and payable. Of these, we consider the following covenants to be most restrictive:

o Dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $25,800,000 (thus no retained earnings were restricted); and

o    We may not  assume  any  additional  mortgage  indebtedness  in  excess  of
     $5,000,000  without   effectively   securing  all  Debentures  and  Insured
     Quarterly Notes equally to such additional indebtedness.

     Furthermore, a default on the performance on any single obligation incurred in connection with our borrowings simultaneously creates an event of default with the bank line of credit and all of the Debentures and Insured Quarterly Notes. We were not in default on any of our bank line of credit, Debentures or Insured Quarterly Notes during any period presented.

(10)  Fair Values of Financial Instruments

     The fair value of our long-term debt is estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements. The fair value of our long-term debt at June 30, 2007 and 2006 was estimated to be $57,457,000 and $56,389,000, respectively.
The carrying amounts in the accompanying consolidated financial statements as of June 30, 2007 and 2006 are $59,825,000 and $59,990,000, respectively.

     The  carrying  amount of our other  financial  instruments  including  cash
equivalents,   accounts  receivable,   notes  receivable  and  accounts  payable
approximate their fair value.


(11)  Operating Leases

     We have no non-cancellable operating leases. Our operating leases relate primarily to well and compressor station site leases and are cancellable at our option. Rental expense under operating leases was $78,000, $88,000 and $88,000 for the three years ending June 30, 2007, 2006 and 2005, respectively.


(12)  Commitments and Contingencies

     We have entered into individual employment agreements with our four officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of specified benefits over varying periods in certain cases following defined changes in ownership of the Company. In the event all of these agreements were exercised in the form of lump sum payments, approximately $2.9 million would be paid in addition to continuation of specified benefits for up to five years.


(13)   Regulatory Matters

     The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and our transportation services. The Kentucky Public Service Commission's regulation of our business includes setting the rates we are permitted to charge our retail customers and our transportation customers.

     We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we are able to adjust the sales prices of our retail gas we sell to and transport for our customers.

     On April 20, 2007, we filed a request for increased rates with the Kentucky Public Service Commission. This general rate case, Case No. 2007-00089, requested an annual revenue increase of approximately $5,642,000, an increase of 9.3%. The test year for the case was the twelve months ended December 31, 2006. The increased rates were requested to become effective May 20, 2007.

     This rate case requests a return on common equity of 12.1%. The request allocates a component of the requested increase to the monthly customer charge, thus helping to de-couple our revenues from volumes of gas sold. It also seeks a new Conservation/Efficiency Program Cost Recovery tariff to help promote conservation and the efficient use of natural gas by our residential customers. Additionally, we proposed an Experimental Customer Rate Stabilization Mechanism to help provide in the future for stable and equitable rates to customers by adjusting rates annually without customers having to pay for frequent and costly rate cases.

     The Kentucky Public Service Commission suspended the implementation of the proposed new rates until October 20, 2007, during which time our filing will be reviewed and the reasonableness of the proposed rates will be considered. A public hearing has been set for October 3, 2007 for the purpose of cross-examination of witnesses. Although management is of the opinion that its request is reasonable, it is unable to predict the outcome of the proceeding.

     The Kentucky Public Service Commission has also approved a gas cost recovery clause, which permits us to adjust the rates charged to our customers to reflect changes in our natural gas supply costs. Although we are not required to file a general rate case to adjust rates pursuant to the gas cost recovery clause, we are required to make quarterly filings with the Kentucky Public Service Commission. Under and over-recovered gas costs are collected or refunded through adjustments to customer bills beginning three months after the end of the quarter in which the actual gas costs were incurred. Additionally, we have a weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, which allows us to adjust our rates to residential and small non-residential customers to reflect variations from thirty year average weather for our December through April billing cycles. These adjustments to customer bills are made on a real time basis such that there is no lag in collecting from or refunding to customers the related dollar amounts.

     In addition to regulation by the Kentucky Public Service Commission, we may obtain non-exclusive franchises from the cities in which we operate authorizing us to place our facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the Kentucky Public Service Commission to bid on such franchise. We hold franchises in five of the cities we serve, and we continue to operate under the conditions of expired franchises in four other cities we serve. In the other cities and areas we serve, either our franchises have expired, the areas served do not have governmental organizations authorized to grant franchises or the city governments do not require a franchise. We attempt to acquire or reacquire franchises whenever feasible.

     Without a franchise, a city could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city. To date, the absence of a franchise has caused no adverse effect on our operations.


(14)  Operating Segments

     Our Company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production. The regulated segment serves residential, commercial and industrial customers in the single geographic area of central and southeastern Kentucky. Virtually all of the revenue recorded under both segments comes from the sale or transportation of natural gas. Price risk for the regulated business is mitigated through our Gas Cost Recovery Clause, approved quarterly by the Kentucky Public Service Commission. Price risk for the non-regulated business is mitigated by efforts to balance supply and demand. However, there are greater risks in the non-regulated segment because of the practical limitations on the ability to perfectly predict our demand. In addition, we are exposed to price risk resulting from changes in the market price of gas and uncommitted gas volumes of our non-regulated companies. A single customer, Citizens Gas Utility District, provided $9,843,000, $15,422,000 and $10,620,000 of non-regulated revenues during 2007, 2006 and 2005, respectively.

     The  segments  follow the same  accounting  policies  as  described  in the
Summary of Significant Accounting Policies in Note 1 of the Notes to Consolidated Financial Statements. Intersegment revenues and expenses consist of intercompany revenues and expenses from intercompany gas transportation and gas storage services. Intersegment transportation revenues and expenses are recorded at our tariff rates. Revenues and expenses for the storage of natural gas are recorded based on quantities stored. Operating expenses, taxes and interest are allocated to the non-regulated segment.

     Segment information is shown below for the periods:

 ($000)                                           2007        2006       2005
                                                  ----       -----       ----
Operating Revenues
    Regulated
       External customers                       53,499       65,343      52,210
       Intersegment                              3,643        3,498       3,357
                                               -------     --------    --------
            Total regulated                     57,142       68,841      55,567
                                               -------     --------    --------
    Non-regulated
       External customers                       44,669       51,904      31,971
    Eliminations for intersegment               (3,643)      (3,498)     (3,357)
                                               -------     --------    --------
            Total operating revenues            98,168      117,247      84,181
                                               =======     ========    ========

Operating Expenses
    Regulated
       Purchased gas                            30,887       43,233      28,945
       Depreciation                              4,579        4,084       4,125
       Other                                    13,538       13,292      13,557
                                               -------     --------    --------
            Total regulated                     49,004       60,609      46,627
                                               -------     --------    --------
    Non-regulated
       Purchased gas                            35,173       43,039      24,502
       Depreciation                                119          120         125
       Other                                     4,547        4,219       3,794
                                              --------     --------    --------
            Total non-regulated                 39,839       47,378      28,421
                                              --------     --------    --------
    Eliminations for intersegment               (3,643)      (3,498)     (3,357)
                                              --------     --------    --------
            Total operating expenses            85,200      104,489      71,691
                                              ========     ========    ========

Other Income and Deductions, Net
    Regulated                                      134          228         90
    Non-regulated                                   --           --         22
                                              --------     --------    -------
           Total other income and deductions       134          228        112
                                              ========     ========    =======

Interest Charges
    Regulated                                    4,501        4,991      4,493
    Non-regulated                                  146          (13)       (28)
                                              --------     --------    -------
           Total interest charges                4,647        4,978       4,465
                                              ========     ========    =======

Income Tax Expense
    Regulated                                    1,349        1,235      1,737
    Non-regulated                                1,808        1,748      1,402
                                              --------     --------    -------
            Total income tax expense             3,157        2,983      3,139
                                              ========     ========    =======

Net Income
    Regulated                                   2,422        2,234       2,800
    Non-regulated                               2,876        2,791       2,199
                                             --------     --------    --------
            Total net income                    5,298        5,025       4,999
                                             ========     ========    ========

Assets
    Regulated                                 154,029      150,541     141,841
    Non-regulated                               6,372        5,013       2,921
                                            ---------     --------   ---------
             Total assets                     160,401      155,554     144,762
                                            =========     ========    ========

Capital Expenditures
    Regulated                                   8,083        7,781       5,337
    Non-regulated                                  --          --            1
                                            ---------     --------    --------
           Total capital expenditures           8,083        7,781       5,338
                                            =========     ========    ========

(15) Quarterly Financial Data (Unaudited)

     The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.



                                                                       Basic and
                                                                         Diluted
                                                                 Earnings (Loss)
                    Operating       Operating        Net Income       per Common
Quarter Ended     Revenues       Income (Loss)         (Loss)              Share

Fiscal 2007

September 30      $13,113,351    $    274,217     $     (536,745)    $   (.16)
December 31        28,434,215       5,135,224          2,380,821          .73
March 31           41,022,436       7,140,820          3,665,329         1.12
June 30            15,598,389         417,782           (211,058)        (.07)




Fiscal 2006

September 30      $14,224,340    $    172,497     $     (574,469)     $  (.18)
December 31         42,060,769      5,950,539          2,893,164          .89
March 31            46,535,375      6,676,509          3,339,992         1.03
June 30             14,426,660        (42,038)          (634,052)        (.19)



                                                                                                          SCHEDULE II


                              DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES
                                          VALUATION AND QUALIFYING ACCOUNTS
                                  FOR THE YEARS ENDED JUNE 30, 2007, 2006, and 2005


           Column A                 Column B                  Column C                   Column D         Column E
                                                              Additions                 Deductions
                                                                      Charged to
                                   Balance at       Charged to      Other Accounts   Amounts Charged
                                  Beginning of       Costs and       -Recoveries           Off           Balance at
Description                          Period          Expenses                            Or Paid       End of Period

Deducted From the Asset to
Which it Applies - Allowance
for doubtful accounts for the
years ended:

June 30, 2007                    $    520,000      $    272,893     $     9,824      $   502,717       $   300,000
June 30, 2006                         310,000           705,474         134,325          629,799           520,000
June 30, 2005                         300,000           467,042          74,926          531,968           310,000




                                                                    Exhibit 3(i)

                           ARTICLES OF RESTATEMENT FOR
                         DELTA NATURAL GAS COMPANY, INC.


     1. The name of the corporation is Delta Natural Gas Company, Inc.

     2. The text of the restated articles of incorporation of Delta Natural Gas Company, Inc. is as follows:





                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                         DELTA NATURAL GAS COMPANY, INC.


     ARTICLE I. The name of the Corporation shall be Delta Natural Gas Company, Inc.

     ARTICLE II. The nature and purposes of the Corporation shall be:

     (a) To construct, operate and maintain a system of mains, pipes, wires, conduits, reservoirs, pumps, and appliances for the transmission, and distribution of natural, manufactured, or mixed gas, electricity, water, and power, to residents, plants, and consumers.

     (b) To manufacture, develop, store, clean, filter, service, produce, sell, convey, distribute, transport and pipe natural, manufactured, mixed gas and gas products or appliances, electricity, electrical appliances and products, water, water plants and systems.

     (c) To generate, produce and distribute heat, light, water and power for public, private, industrial, and commercial uses and consumers and to buy, sell, trade, and deal in gas, electricity, water and the by-products thereof or any processes or appliances related thereto.

     (d) To acquire, hold, own, issue, lease, mortgage, mine, dig, sell gas and water and power rights, franchises, contracts, easements, leases, real and personal property, improvements, natural resources, wells, underground rights, patents, stocks, bonds, or other securities and evidences of indebtedness.

     (e) To do and perform all and every thing necessary, proper, and incident to the foregoing, it being provided that the specific enumeration of the foregoing powers shall not exclude the right and power of the Corporation to do and perform any other acts as may be incident to the carrying out of the said enumerated powers.

     ARTICLE III. The Corporation shall have perpetual existence unless sooner dissolved in accordance with law.

     ARTICLE IV. The principal office of the Corporation shall be located at 3617 Lexington Road, Winchester, Clark County, Kentucky 40391, and the name of the registered agent of the Corporation at such office shall be John F. Hall.

     ARTICLE V. The capital stock of the Corporation shall consist of TWENTY MILLION (20,000,000) shares of voting Common Stock with a par value of ONE DOLLAR ($1.00) per share; THREE HUNDRED TWELVE THOUSAND FIVE HUNDRED (312,500) shares of Preferred Stock with a par value of TEN DOLLARS ($10.00) per share.

     Except to the extent permitted by this ARTICLE V all Preferred Stock shall have identical rights. The shares of Preferred Stock may be divided into and issued in series. One series hereby specifically authorized to be issued is the Ten Percent Series, and the following terms shall be applicable to the Ten Percent Series;

     (1) The Ten Percent Series shall be entitled to receive dividends in cash at the rate of ten percent (10%) per annum, payable when and as declared from the earned surplus of the Corporation before any dividends are payable on common stock. The dividends on the Ten Percent Series shall be cumulative and the holders of the Ten Percent Series shall not be entitled to participate in the surplus or net profits of the corporation in excess of the rate herein specified.

     (2) The Ten Percent Series shall be subject to call or redemption in whole or in part at any semi-annual or annual date, at such time and in such manner as the Board of Directors may determine, upon payment to the holders of said Ten Percent Series of the par value thereof plus any accumulated or unpaid dividends thereon, and in the event the Board of Directors shall determine to redeem only a part of said Ten Percent Series the shares to be redeemed shall be determined by law in accordance with regulations promulgated by the Board of Directors.

     (3) In the event of the liquidation or dissolution of the Corporation, either voluntarily or involuntarily, the holders of the Ten Percent Series shall be entitled to be paid in full the par value of each share of the Ten Percent Series held by them, plus any accumulated or unpaid dividends. This payment shall be made before any payments upon liquidation are made to any Common Shareholders.

     (4) The Ten Percent Series shall be nonvoting.

     In addition to the Ten Percent Series which is authorized by this ARTICLE V, the Board of Directors of Delta Natural Gas Company, Inc. is hereby authorized to establish and issue other series and fix and determine the variation in rights and preferences as among all series. In determining the relative rights and preferences among series, the Board of Directors may establish variations among series as to the following relative rights and preferences:

     (1) The rate of dividend;

     (2) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

     (3) The amount payable upon shares in event of voluntary and involuntary liquidation;

     (4) Sinking fund provisions, if any, for the redemption or purchase of shares;

     (5) The terms and conditions, if any, on which shares may be converted;

     (6) Voting rights, if any.

     ARTICLE VI. The Corporation shall commence business with capital in the amount of One Thousand ($1,000.00) Dollars.

     ARTICLE VII. The names, addresses, and number of shares of the capital stock subscribed by each of the incorporators are as follows:

         NAME                   ADDRESS                    NO. OF SHARES
Harrison D. Peet            Stanton, Kentucky                   1
V. E. Scott                 Winchester, Kentucky                1
William Love                Louisville, Kentucky                1

     ARTICLE VIII. (a) The affairs and business of the Corporation shall be conducted by a Board of Directors whose membership shall number not less than seven (7) members nor more than fifteen (15) members as fixed by the By-Laws of the Corporation. Such number of Directors so fixed in such By-Laws may be changed only by receiving the affirmative vote of (i) the holders of at least 80% of all the securities of the corporation then entitled to vote on such change, or (ii) a majority of the Directors in office at the time of the vote.

     (b) A Director may be removed without cause, but only upon the approval of the holders of 80% of the shares then entitled to vote at an election of Directors.

     (c) The Board of Directors shall elect as officers of the Corporation a President; one (1) or more Vice Presidents; a Secretary; one (1) or more Assistant Secretaries; a Treasurer; and one (1) or more Assistant Treasurers. Any two (2) of the offices of Vice President, Secretary, and Treasurer may be combined in one person.

     (d) The first Board of Directors shall be elected by the  incorporators and
subscribers   by  ballot  at  such  time  and  place  as  the  majority  of  the incorporators and subscribers may determine.

     (e) The Directors shall be divided into three classes, and each class shall be as nearly equal in number as possible. The term of office of Directors of the first class shall expire at the annual meeting of the shareholders of the Corporation to be held in 1983; the term of office of the Directors of the second class shall expire at the annual meeting of the shareholders of the Corporation to be held in 1984; and the term of office of the Directors of the third class shall expire at the annual meeting of the shareholders of the Corporation to be held in 1985. At each annual meeting of the shareholders of the Corporation beginning in 1983, a class of Directors equal to five (5) or less, as set by the Directors in accordance with the By-Laws, shall be elected to hold office until the third succeeding annual meeting.

     (f) The Board of Directors shall make such rules and By-Laws governing the Corporation as are not inconsistent with the Articles of Incorporation and the laws of the Commonwealth of Kentucky subject to the power of the shareholders to change or repeal such By-Laws.

     ARTICLE IX. The private property of the stockholders shall not be subject to the payment of the debts of the Corporation.

     ARTICLE X. There shall be no preemptive rights for any shares of stock issued by the Corporation.

     ARTICLE XI. Subject to the provisions of law, the Board of Directors may, from time to time, make distributions to the shareholders out of capital surplus of the Corporation. Such distribution may be in the form of cash or property.

     ARTICLE XII. (a) The affirmative vote of not less than 80% of the outstanding shares of each class of securities of the Corporation entitled to vote shall be required, except as otherwise expressly provided in paragraph (b) of this Article XII, in order for any of the following actions or transactions to be effected by the Corporation or approved by the Corporation as stockholder of any subsidiary of the Corporation, if, as of the vote thereon or consent thereto, any Prior Holder (as hereinafter defined) owns or controls, directly or indirectly, 10% or more of the outstanding shares of the Corporation entitled to vote (such Prior Holder owning such 10% shall hereinafter be referred to as "10% Prior Holder"):

     (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into such 10% Prior Holder or any of the 10% Prior Holder's affiliates, subsidiaries or associates, or any merger or consolidation of the Corporation with or into any subsidiary of the Corporation, except a merger with a subsidiary of the Corporation in which the Corporation is the surviving corporation, provided that in the event the subsidiary is the surviving corporation the articles of incorporation of such subsidiary contains provisions substantially the same in substance as those in Article VIII and Article XII of these Articles of Incorporation, or

     (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation or any of its subsidiaries to or with such 10% Prior Holder or any affiliate, subsidiary or associate of such 10% Prior Holder, or

     (iii) any issuance or delivery of any voting securities of the Corporation or any of its subsidiaries to such 10% Prior Holder or affiliate, subsidiary or associate at such 10% Prior Holder in exchange for cash, other assets or securities or a combination thereof, or

     (iv) any dissolution of the Corporation or any of its subsidiaries, or

     (v) The amendment or repeal of Article VIII(a), Article VIII(b), Article VIII(e) or Article XII of the Corporation's Articles of Incorporation.

     (b) The vote of stockholders specified in paragraph (a) of this Article XII shall not apply to any action or transaction described in such paragraph, if the Board of Directors of the Corporation shall have approved the action or transaction before direct or indirect ownership or control of 10% or more of the outstanding shares of stock of the Corporation entitled to vote is acquired by the 10% Prior Holder.

     (c) For the purpose of this Article XII (i) "Prior Holder" shall mean any corporation, person or entity other than the Corporation or any of its subsidiaries; (ii) a Prior Holder shall be deemed to own or control, directly or indirectly, any outstanding shares of stock of the Corporation (x) which it has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, or (y) which are owned, directly or indirectly (including shares deemed owned through application of clause (x) above), by any other corporation, person or other entity which is its subsidiary, affiliate or associate or with which it or any of its subsidiaries, affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation (or, with or without such an agreement, arrangement or understanding, acts in concert) or (z), with regard to which the Prior Holder is the "Beneficial Owner", as defined on September 15, 1983, in Rule 13d-3 under the Securities Exchange Act of 1934; (iii) the "affirmative vote of not less than 80% of the outstanding shares of each class of securities of the Corporation entitled to vote" shall mean, in an instance where class voting is required, the approval of 80% of the shares of each class of securities of the Corporation entitled to vote on a particular question as a class and 80% of the total shares entitled to vote thereon, and, in other instances, 80% of the voting securities of the Corporation; (iv) "subsidiary" shall mean any corporation of which another corporation owns, directly or indirectly, 50% or more of the voting stock, an "associate" and "affiliate" shall have the same meanings as set forth in the General Rules and Regulations under the Securities Exchange Act of 1934 on September 15, 1983, and (v) "substantial part of the assets" shall mean assets then having a fair market value, in the aggregate, of more than $500,000.

     ARTICLE XIII. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breech of his duties as a Director except for liability:

     (a) for any transaction in which the Director's personal financial interest
is  in  conflict  with  the  financial   interest  of  the  Corporation  or  its
stockholders;

     (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the Director to be a violation of law;

     (c) for distributions made in violation of the Kentucky Revised Statutes or

     (d) for any transaction from which the Director derives an improper personal benefit.

     If the Kentucky Revised Statutes are amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Revised Statutes, as so amended. Any repeal or modification of this Article XIII by the Stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                            DELTA NATURAL GAS COMPANY, INC.


                            By:______________________________
                               Glenn R. Jennings
                               Chairman of the Board, President and
                               Chief Executive Officer

         CERTIFICATE ACCOMPANYING THE FILING OF THE AMENDED AND RESTATED
                 ARTICLES OF INCORPORATION OF DELTA NATURAL GAS
                 COMPANY, INC. AS REQUIRED BY KRS 271B.10-070(4)



     (a) The Amended and Restated Articles of Incorporation of Delta Natural Gas Company, Inc., as filed hereby, contain an amendment to the articles of incorporation of Delta Natural Gas Company, Inc., that requires shareholder approval.

     (b) Pursuant to KRS 271B.10-070(4)(b), the following information is provided, as required by KRS 271B.10-060:

     1. The name of the corporation is Delta Natural Gas Company, Inc.

     2. Article V of the Articles of Incorporation of Delta Natural Gas Company, Inc. is amended to read as follows:


                                   "ARTICLE V

     The capital stock of the Corporation shall consist of TWENTY MILLION (20,000,000) shares of voting Common Stock with a par value of ONE DOLLAR ($1.00) per share; THREE HUNDRED TWELVE THOUSAND FIVE HUNDRED (312,500) shares of Preferred Stock with a par value of TEN DOLLARS ($10.00) per share.

     Except to the extent permitted by this ARTICLE V all Preferred Stock shall have identical rights.

     The shares of Preferred Stock may be divided into and issued in series. One series hereby specifically authorized to be issued is the Ten Percent Series, and the following terms shall be applicable to the Ten Percent Series;

     (1) The Ten Percent Series shall be entitled to receive dividends in cash at the rate of ten percent (10%) per annum, payable when and as declared from the earned surplus of the Corporation before any dividends are payable on common stock. The dividends on the Ten Percent Series shall be cumulative and the holders of the Ten Percent Series shall not be entitled to participate in the surplus or net profits of the corporation in excess of the rate herein specified.

     (2) The Ten Percent Series shall be subject to call or redemption in whole or in part at any semi-annual or annual date, at such time and in such manner as the Board of Directors may determine, upon payment to the holders of said Ten Percent Series of the par value thereof plus any accumulated or unpaid dividends thereon, and in the event the Board of Directors shall determine to redeem only a part of said Ten Percent Series the shares to be redeemed shall be determined by law in accordance with regulations promulgated by the Board of Directors.

     (3) In the event of the liquidation or dissolution of the Corporation, either voluntarily or involuntarily, the holders of the Ten Percent Series shall be entitled to be paid in full the par value of each share of the Ten Percent Series held by them, plus any accumulated or unpaid dividends. This payment shall be made before any payments upon liquidation are made to any Common Shareholders.

     (4) The Ten Percent Series shall be nonvoting.

     In addition to the Ten Percent Series which is authorized by this ARTICLE V, the Board of Directors of Delta Natural Gas Company, Inc. is hereby authorized to establish and issue other series and fix and determine the variation in rights and preferences as among all series. In determining the relative rights and preferences among series, the Board of Directors may establish variations among series as to the following relative rights and preferences:

     (1) The rate of dividend;

     (2) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

     (3) The amount payable upon shares in event of voluntary and involuntary liquidation;

     (4) Sinking fund provisions, if any, for the redemption or purchase of shares;

     (5) The terms and conditions, if any, on which shares may be converted;

     (6) Voting rights, if any."

     3. The foregoing amendment provides for no exchange, reclassification or cancellation of issued shares.

     4. The amendment was adopted on November 16, 2006.

     5. The amendment was adopted by the shareholders of Delta Natural Gas Company, Inc.

     6. (a) Delta Natural Gas Company, Inc. has only common stock outstanding. As of the record date to vote on the amendment, three million, two hundred sixty-one thousand and thirty-two (3,261,032) shares of common stock were outstanding and entitled to vote on the amendment, and the total number of votes entitled to be cast by common stockholders as a group was three million, two hundred sixty-one thousand and thirty-two (3,261,032). Two million, nine hundred twenty-one thousand and fifty-three (2,921,053) shares of common stock (amounting to two million, nine hundred twenty-one thousand and fifty-three [2,921,053] votes) were indisputably represented at the shareholders' meeting.

     (b) The total number of undisputed votes cast for the amendment by the common stockholders as a group was two million, four hundred ninety-one thousand, seven hundred sixty-six (2,491,766). The number of votes cast for the amendment was sufficient for approval of the amendment by the common stockholders.


                                 DELTA NATURAL GAS COMPANY, INC.



                                 By:_____________________________
                                      Glenn R. Jennings
                                      Chairman of the Board, President and
                                      Chief Executive Officer

                                                                   Exhibit 3(ii)

                              AMENDED AND RESTATED
                                   BY-LAWS OF
                         DELTA NATURAL GAS COMPANY, INC.


                                    ARTICLE I

                          Offices and Registered Agent

     1.1 Principal Office. The principal office of the Corporation shall be located at 3617 Lexington Road, Winchester, Kentucky 40391. The Corporation may have such other offices, either within or without the Commonwealth of Kentucky, as the business of the Corporation may require from time to time.

     1.2 Registered Office. The registered office of the Corporation shall be at 3617 Lexington Road, Winchester, Kentucky 40391. The address of the registered office may be changed from time to time by the Board of Directors.

     1.3 Registered Agent. The registered agent for the Corporation shall be the Secretary of the Corporation.


                                   ARTICLE II

                                  Shareholders

     2.1 Annual Meetings. The annual meeting of the shareholders shall be held at the principal office of the Corporation on the third Thursday in November of each year, at such time as the President may designate. The Board of Directors of the Corporation, by resolution, may for any year change the place, date and time for any annual meeting from that established by the first sentence of this
Section 2.1 of ARTICLE II. The purpose of such annual meetings shall be the election of directors and such other business as may properly come before it. If the election of directors shall not be held on the day designated for the annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be practicable.

     2.2 Special Meetings. Special meetings of the shareholders may be called by the President, a majority of the members of the Board of Directors or the holders of at least thirty-three and one-third percent (33 1/3%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, provided, however, that such call by such holders shall be subject to all requirements of Kentucky law.

     2.3 Place of Special Meetings. The President or the Board of Directors may designate any place within or without the Commonwealth of Kentucky as the place for any special meeting. If no designation is properly made, or if a special meeting be otherwise called, the place of meeting shall be at the registered office of the Corporation in the Commonwealth of Kentucky.

     2.4 Notice of Annual or Special Meeting. Written or printed notice stating the place, day and hour of the annual or special meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the shareholder at his or her address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

     2.5 Fixing of a Record Date. The Board of Directors may fix a record date in order to determine the shareholders entitled to receive dividends or distributions, to notice of a shareholders' meeting, to demand a special meeting, to vote or to take any other action or receive any allotment of rights. A record date fixed by the Board of Directors shall not be more than seventy
(70) days before the meeting or action requiring a determination of shareholders. In the event no record date is fixed by the Board of Directors, the record date shall be determined pursuant to Kentucky law.

     2.6 Quorum and Voting Requirements. Unless the Corporation's Articles of Incorporation or Kentucky law requires otherwise, a majority of the votes entitled to be cast on the matter by the voting group shall constitute a quorum for action on any matter. If a quorum exists, action on a matter (other than the election of directors) by a voting group shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Corporation's Articles of Incorporation or Kentucky law requires a greater number of affirmative votes.

     2.7 Proxies.

     (a) A shareholder may vote his or her shares in person or by proxy.

     (b) A shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by his or her attorney in fact. A telegram or cablegram appearing to have been transmitted by the proper person, or a photographic, photostatic or equivalent reproduction of a writing appointing a proxy shall be deemed to be a sufficient signed appointment form.

     (c) An appointment of a proxy shall be effective when the appointment form is received by the secretary or other officer or agent authorized to tabulate votes. An appointment shall be valid for eleven (11) months unless a longer period is expressly provided in the appointment form.

     (d) An appointment of a proxy shall be revocable by the shareholder unless the appointment form conspicuously stated that it is irrevocable and the appointment is coupled with an interest.

     2.8 Voting of Shares. Subject to the provisions of Section 2.9 hereof, each outstanding share of common stock authorized by the Corporation's Articles of Incorporation to have voting power shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders. The voting rights, if any, of classes of shares other than voting common stock shall be as set forth in the Corporation's Articles of Incorporation or by appropriate legal action of the Board of Directors.

     2.9 Informal Action by Shareholders. Any action required to be taken, or which may be taken, at a meeting of the shareholders may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.


                                   ARTICLE III

                                    Directors

     3.1 General Powers. All corporate powers shall be exercised by or under the authority of and the business affairs of the Corporation managed under the direction of the Board of Directors.

     3.2 Number, Tenure and Qualifications. The number of directors of the Corporation shall be eight (8). The Board of Directors shall be divided into three (3) classes, with each class as nearly equal as possible. Each director shall hold office for the term for which he or she is elected or until his or her successor has been elected and qualified, whichever period is longer.

     3.3 Removal and Resignations. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Removal without cause may occur only as set forth in the Articles of Incorporation. Notwithstanding the provisions of this Section, no director may be removed, with or without cause, if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal. Any member of the Board of Directors may resign from the Board of Directors at any time by giving written notice to the President or Secretary of the Corporation, or to any other person or entity specified by Kentucky law, and unless otherwise specified in such notice, resignation shall be effective upon delivery of such notice and shall not require, acceptance to make it effective.

     3.4 Regular Meetings. A regular, annual meeting of the Board of Directors shall be held immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide by resolution the time and place, either within or without the Commonwealth of Kentucky, for the holding of up to 12 additional regular meetings in the following twelve (12) month period without other notice than such resolution.

     3.5 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President or any two directors. All special meetings of the Board of Directors shall be held at the principal office of the Corporation or such other place as may be specified in the notice of the meeting.

     3.6 Notice.  Notice of any special  meeting  shall be given at least twelve
(12) hours prior thereto by written notice delivered personally or mailed to each director at his or her business address or by telephone to each director personally. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, postage prepaid. Any director may waive in writing notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     3.7. Quorum. A majority of the number of directors fixed by, or determined in accordance with, Section 3.2 hereof shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

     3.8 Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless otherwise required by the Articles of Incorporation.

     3.9 Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors for a term of office continuing until the next election of directors by the shareholders.

     3.10 Compensation. Each director shall be compensated in accordance with compensation guidelines established by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation there for.

     3.11 Action by Written Consent. Any action required or permitted to be taken by the Board of Directors at a meeting may be taken without a meeting, if a consent in writing setting forth the action so taken shall be signed by all of the directors.

     3.12 Chairman and Vice-Chairman of the Board. The Board of Directors may appoint one of its members Chairman of the Board of Directors. The Board of Directors may also appoint one of its members as Vice-Chairman of the Board of Directors, and such individual shall serve in the absence of the Chairman and perform such additional duties as may be assigned to him or her by the Board of Directors.


                                   ARTICLE IV

                                    Officers

     4.1 Classes. The officers of the Corporation shall be a President, one or more Vice-Presidents, a Secretary, a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.

     4.2 Election and Term of Office. The officers of the Corporation shall be elected by the Board of Directors at each regular, annual meeting of the Board of Directors. If the election of officers shall not be held at any such meeting, such election shall be held as soon thereafter as is convenient. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

     4.3 Removal and Resignations. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, with or without cause, whenever, in its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. Any officer of the corporation may resign at any time by delivering notice to the President or Secretary of the Corporation, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. An officer's resignation shall not affect the Corporation's contract rights, if any, with the officer.

     4.4 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors for the unexpired portion of the term.

     4.5 President. The President shall be the chief executive officer of the corporation. If no chairman or vice-chairman has been appointed or, in the absence of both, he or she shall preside at all meetings of the shareholders and of the Board of Directors. He or she may sign certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed. The President, in general, shall perform all duties incident to the office of President and chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time. Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the Corporation to attend, act and vote at any meetings of shareholders of any corporation in which the Corporation may hold stock, and at any such meeting, shall hold and may exercise all rights incident to the ownership of such stock which the Corporation, as owner, might have had and exercised if present. The Board of Directors may confer like powers on any other person or persons.

     4.6 Vice-President. In the absence of the President, or in the event of his or her inability or refusal to act, the Vice Presidents in order designated at the time of their election or otherwise by the Board of Directors shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to the restrictions upon the President. Any Vice-President may sign, with the Secretary or an assistant secretary, certificates for shares of the corporation and shall perform such other duties as from time to time may be assigned by the President or by the Board of Directors.

     4.7 Treasurer. The Treasurer shall be the chief financial officer of the Corporation. He or she shall have charge and custody of and be responsible for all funds and securities of the Corporation, receive and give receipts for monies due and payable to the Corporation from any source whatsoever, deposit all such monies in the name of the Corporation in such banks, trust companies and other depositories as shall be selected in accordance with the Provisions of
Article V of these By-Laws and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

     4.8 Secretary. The Secretary shall (a) prepare and keep the minutes of the shareholders' meetings and of the Board of Directors' meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal, if any, of the Corporation;
(d) keep a register of the Post Office address of each shareholder; (e) sign with the President or Vice-President certificates for shares of stock of the Corporation; (f) have general charge of the stock transfer books of the Corporation; (g) have responsibility for authenticating records of the Corporation; and, (h) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

     4.9 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation.

                                    ARTICLE V

                            Contracts, Loans, Checks
                                  and Deposits

     5.1 Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract and execute and deliver any instruments in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

     5.2 Loans. No loans shall be contracted or evidence of indebtedness issued on behalf of the Corporation unless authorized by the President or by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

     5.3 Deposits, Checks, Drafts, Etc. All funds of the Corporation not otherwise employed shall be deposited, from time to time, to the credit of the Corporation in such banks, trust companies and other depositories selected by the Board of Directors or any two of the President, a Vice President or Treasurer. All checks, drafts, electronic fund transfers, wire transfers or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed or otherwise authorized by such officer or officers, employee or employees, or agent or agents of the Corporation and in such manner as shall, from time to time, be determined by resolution of the Board of Directors or any two of the President, a Vice President or Treasurer.


                                   ARTICLE VI

                           Certificates for Shares and
                                 Their Transfer

     6.1 Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as may be determined by the Board of Directors and by the laws of the Commonwealth of Kentucky. Such certificates shall be signed by the President or a Vice-President and by the Secretary or an assistant secretary, and may be sealed with the seal of the Corporation, or a facsimile thereof. The signature of such officers upon such certificates may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registrar for the Corporation. All certificates for shares shall be consecutively numbered. The name of the person owning the shares represented thereby, with the number of shares and date of issue, shall be entered on the books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled, and no new certificates shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled, except that, in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Secretary may prescribe.

     6.2 Transfer of Shares. Transfer of shares of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his or her legal representative who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

     6.3 Shares without Certificates. In addition to representing its shares by certificates, as provided above, the Corporation is authorized to issue some or all of its shares of any or all of its classes or series without certificates.


                                   ARTICLE VII

                                 INDEMNIFICATION

     7.1 Definitions. As used in this Article VII:

     (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

     (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

     (c) "Expenses" include attorneys fees;

     (d)  "Officer"  means  any  person  serving  as  Chairman  of the  Board of
Directors,   President,   Vice-President,   Treasurer,  Secretary  or  Assistant
Secretary of the Corporation;

     (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a Director, Officer, Partner,
Trustee, Employee or Agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     7.2 Indemnification by Corporation.

     (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

     (1) Such  Officer or Director  conducted  himself or herself in good faith;
and

     (2) Such Officer or Director reasonably believed:

     (i) In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interest of the Corporation; and

     (ii) In all other cases, that his or her conduct was at least not opposed to the best interest of the Corporation; and

     (3) In the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     (b) A Director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 7.2 (a)(2)(ii) of these By-Laws.

     (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, including legal expenses, actually incurred by such Officer or Director in connection with a Proceeding, except that if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 7.2.

     (d) (1) Reasonable expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this
Section 7.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

     (i) The Corporation receives (I) a written affirmation by the Officer or Director of his or her good faith belief that he or she has met the requisite standard of conduct set forth in this Section 7.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

     (ii) The Corporation's Board of Directors (or other appropriate decisionmaker for the Corporation) determines that the facts then known to the Board of Directors (or decisionmaker) would not preclude indemnification under Kentucky law.

     (2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

     (3) Determinations and authorizations of payments under this Section 7.2(d) shall be made in the manner specified in Section 7.2(e) of these By-Laws.

     (e) (1) The Corporation shall not indemnify an Officer or Director under this Section 7.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he or she has met the standard of conduct set forth in this Section 7.2.

     (2) Such determination shall be made:

     (i) By the Corporation's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

     (ii) If a quorum cannot be obtained under Section 7.2(e)(2)(i), by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

     (iii) By special legal counsel:

     (I) Selected by Corporation's Board of Directors or its committee in the manner prescribed in Sections 7.2(e)(2)(i) and (ii); or

     (II) If a quorum of the Board of Directors cannot be obtained under Section 7.2(e)(2)(i) and a committee cannot be designated under Section 7.2(e)(2)(ii), selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

     (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Section 7.2(e)(2)(iii) to select counsel.

     7.3 Further  Indemnification.  Notwithstanding  any  limitation  imposed by
Section 7.2 or  elsewhere  and in addition to the  indemnification  set forth in
Section 7.2, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him or her harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he or she is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his or her capacity as an Officer or Director.

     7.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.


                                  ARTICLE VIII

                                  Miscellaneous

     8.1 Amendments. The Board of Directors shall have the power and authority to alter, amend or repeal By-Laws of the Corporation, subject always to the power of the shareholders under Kentucky law to change or repeal such By-Laws.

     8.2 Fiscal Year. The Board of Directors shall have the power to fix, and from time to time change, the fiscal year of the Corporation. The fiscal year of the Corporation shall begin on the first day of July and end on the thirtieth day of June of each year.

     8.3 Dividends. The Board of Directors may, from time to time, make distributions to shareholders in the manner and upon the terms and conditions provided by Kentucky law and its Articles of Incorporation.

     8.4 Seal. The Board of Directors may adopt a corporate seal.

     8.5 Waiver of Notice. Whenever any notice is required to be given or delivered under the provisions of these By-Laws, or under the provisions of the Corporation's Articles of Incorporation, or under the provisions of the corporation laws of the Commonwealth of Kentucky, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time state, therein, shall be equivalent to the delivery or giving of such notice.

     8.6 Construction. Unless the context specifically requires otherwise, any reference in these By-Laws to any gender shall include all other genders; any reference to the singular shall include the plural; and any reference to the plural shall include the singular.


                           THESE BY-LAWS WERE DULY ADOPTED BY THE BOARD OF DIRECTORS OF DELTA NATURAL GAS COMPANY, INC. EFFECTIVE NOVEMBER 16, 2006


                           --------------------------
                           JOHN F. HALL, SECRETARY



                                                                                                        EXHIBIT 12


                                 DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES
                                    COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS
                                                     TO FIXED CHARGES



                                       2007             2006              2005             2004               2003
                                       ----             ----              ----             ----               ----

Earnings
  Net income                        $ 5,298,347      $ 5,024,635       $ 4,998,619      $ 3,838,059        $ 3,850,607
  Provisions for income
    Taxes                             3,156,700        2,982,900         3,138,800        2,391,100          2,442,157
  Fixed charges                       4,673,261        5,006,608         4,494,445        4,424,777          4,665,030
                                    -----------      -----------       -----------      -----------        -----------

       Total                        $13,128,308      $13,014,143       $12,631,864      $10,653,936        $10,957,794
                                    ===========      ===========       ===========      ===========        ===========


Fixed Charges
  Interest on debt                  $ 4,260,179      $ 4,704,075       $ 4,229,261      $ 4,158,988        $ 4,441,037
  Amortization of debt
    expense                             387,082          273,533           236,184          236,789            193,993
  One third of rental
    expense                              26,000           29,000            29,000           29,000             30,000
                                    -----------      -----------       -----------      -----------        -----------

       Total                        $ 4,673,261      $ 5,006,608       $ 4,494,445      $ 4,424,777        $ 4,665,030
                                    ===========      ===========       ===========      ===========        ===========


Ratio of earnings to
  fixed charges                           2.81x            2.60x             2.81x            2.41x              2.35x


                                                                     EXHIBIT 21


                         Subsidiaries of the Registrant



     Delgasco, Inc., Enpro, Inc. and Delta Resources, Inc. are wholly-owned subsidiaries of the Registrant, are incorporated in the state of Kentucky and do business under their corporate names.

                                                                     EXHIBIT 23





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 33-104301 of (1) our report dated August 28, 2007 relating to the financial statements and financial statement schedule of Delta Natural Gas Company, Inc. and subsidiaries (which report expressed an unqualified opinion on the Company's consolidated financial statements and financial statement schedule and included explanatory paragraphs regarding the Company's adoption of new accounting standards in 2006 and 2007 and (2) our report dated August 28, 2007 relating to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company Inc. for the year ended June 30, 2007.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 28, 2007

                                                                 Exhibit 31.1

                  CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002


I, Glenn R. Jennings, certify that:

1. I have reviewed this annual report on Form 10-K of Delta Natural Gas Company, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


  Date:  August 29, 2007


  By:   /s/Glenn R. Jennings
        Glenn R. Jennings
        Chairman of the Board, President and Chief Executive Officer

                                                                   Exhibit 31.2

                  CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002


I, John B. Brown, certify that:

     1. I have reviewed this annual report on Form 10-K of Delta Natural Gas Company, Inc.;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date:    August 29, 2007


By:      /s/John B. Brown
         John B. Brown
         Chief Financial Officer, Treasurer and Secretary

                                                                   Exhibit 32.1


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the Annual Report of Delta Natural Gas Company, Inc. on Form 10-K for the period ending June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Delta Natural Gas Company, Inc.




/s/Glenn R. Jennings
Glenn R. Jennings
Chairman of the Board, President and Chief Executive Officer

August 29, 2007

                                                               Exhibit 32.2


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the Annual Report of Delta Natural Gas Company, Inc. on Form 10-K for the period ending June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John B. Brown, Chief Financial Officer, Treasurer and Secretary of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Delta Natural Gas Company, Inc.







/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary

August 29, 2007

Board of Directors

Donald R. Crowe (a)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Lanny D. Greer (a)
Chairman of the Board and President
First National Financial
Corporation and First National Bank
(commercial banking)
Manchester, Kentucky

Billy Joe Hall (a)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky

Glenn R. Jennings (b)
Chairman of the Board, President
and Chief Executive Officer

Michael J. Kistner (a)(b)
Consultant
MJK  Consultants
(financial consulting)
Louisville, Kentucky

Lewis N. Melton (b)(c)
Professional Engineer
Vaughn & Melton, Inc.
(consulting engineering)
Middlesboro, Kentucky

Harrison D. Peet (c)
Emeritus
Retired Chairman of the
Board, President and
Chief Executive Officer

Arthur E. Walker, Jr. (c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky


Michael R. Whitley (b)(c)
Lead Director
Retired Vice Chairman of the Board,
President and Chief Operating Officer
LG & E Energy Corp.
(diversified utility)
Louisville, Kentucky


 (a) Member of Audit Committee
 (b) Member of Executive Committee
 (c) Member of Corporate Governance and Compensation Committee

Officers

John B. Brown
Chief Financial Officer, Treasurer and Secretary

Johnny L. Caudill
Vice President-
Administration and Customer Service

Alan L. Heath
Vice President-
Operations and Engineering

Glenn R. Jennings
Chairman of the Board, President and
Chief Executive Officer

Corporate Information

Shareholders' Inquiries Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to Computershare Investor Services, LLC, the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.


Independent Registered Public Accounting Firm
Deloitte & Touche LLP
Suite 1900
250 East Fifth Street
Cincinnati, Ohio  45202

Trustee and Interest Paying Agents for Debentures
5.75% due 2021; 7% due 2023

The Bank of New York Trust Company, N.A.
525 Vine Street, Suite 900
Cincinnati, OH  45202


Disbursement Agent, Transfer Agent and Registrar for Common Shares; Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Computershare Investor Services, LLC
P. O. Box 43036
Providence, RI  02940-3036
1-888-294-8217

2007 Annual Report

This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.


2007 Annual Meeting

The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 15, 2007, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 9, 2007.


Dividend Reinvestment and Stock Purchase Plan

This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Computershare Investor Services, LLC administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.